Filed Pursuant to Rule 424(b)(2)

Registration File No. 333-190388

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Common Stock, par value $1.00 per share	10,350,000	$46.25	$478,687,500	$61,654.95

(1)	Includes 1,350,000 shares of Common Stock that the underwriters have the option to purchase.

(2)	Calculated in accordance with Rule 457(r) and 457(o) under the Securities Act of 1933.

PROSPECTUS SUPPLEMENT

(to Prospectus dated June 3, 2014)

9,000,000 Shares

The Laclede Group, Inc.

Common Stock

The Laclede Group, Inc. is offering 9,000,000 shares of its common stock, par value $1.00 per share, as described in the accompanying prospectus under “Description of Capital Stock—Description of Common Stock.” The shares trade on the New York Stock Exchange, or NYSE, under the symbol “LG.” On June 5, 2014, the last sale price of the shares as reported on the NYSE was $47.19 per share.

Investing in our common stock involves risks. Please read “Risk Factors” beginning on page S-14 of this prospectus supplement.

	Per Share	Total
Initial price to public	$46.25000	$416,250,000.00
Underwriting discounts and commissions	$ 1.71125	$ 15,401,250.00
Proceeds, before expenses, to Laclede	$44.53875	$400,848,750.00

We have granted the underwriters a 30-day option to purchase up to an additional 1,350,000 shares of our common stock from us at the initial price to the public less the underwriting discounts and commissions if the underwriters sell more than 9,000,000 shares of our common stock in this offering.

Concurrently with this offering, we are offering, by means of a separate prospectus supplement 2,500,000 equity units (or 2,875,000 equity units if the underwriters of that offering exercise in full their option to purchase additional equity units). This offering of common stock is not contingent on the offering of equity units and the offering of equity units is not contingent upon this offering of common stock. See “Concurrent Equity Units Offering.”

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares on or about June 11, 2014.

Credit Suisse	Wells Fargo Securities

BofA Merrill Lynch	Morgan Stanley

J.P. Morgan	RBC Capital Markets	Stifel	Edward Jones	Moelis & Company	Ramirez & Co., Inc.

The date of this prospectus supplement is June 5, 2014.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the underwriters have authorized anyone to provide you with different or additional information. We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus is accurate as of any date other than the date on the front of this prospectus supplement, the date of the accompanying prospectus or the date of such free writing prospectus, as applicable.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. This document contains two parts. The first part consists of this prospectus supplement, which provides you with specific information about the shares of our common stock that we are selling in this offering and about the offering itself. The second part is the accompanying prospectus, which provides more general information, some of which does not apply to this offering. If the description of this offering varies between this prospectus supplement and the accompanying prospectus or any related free writing prospectus, you should rely on the information contained in this prospectus supplement.

Both this prospectus supplement and the accompanying prospectus include or incorporate by reference important information about us, our common stock and other information you should know before investing in our common stock. Before purchasing any shares of our common stock, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Where You Can Find More Information.”

The terms “we,” “our,” “us,” the “Company” and “Laclede” refer to The Laclede Group, Inc. and its subsidiaries unless the context suggests otherwise. The term “you” refers to a prospective investor.

FORWARD-LOOKING STATEMENTS

Certain matters contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus, excluding historical information, include forward-looking statements. Certain words, such as “may,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “seek” and similar words and expressions identify forward-looking statements that involve uncertainties and risks. Future developments may not be in accordance with our current expectations or beliefs and the effect of future developments may not be those anticipated. Among the factors that may cause results to differ materially from those contemplated in any forward-looking statement are:

•	weather conditions and catastrophic events, particularly severe weather in the natural gas producing areas of the country;

•	volatility in gas prices, particularly sudden and sustained changes in natural gas prices, including the related impact on margin deposits associated with the use of natural gas derivative instruments;

•	the impact of changes and volatility in natural gas prices on our competitive position in relation to suppliers of alternative heating sources, such as electricity;

•	changes in gas supply and pipeline availability, including decisions by natural gas producers to reduce production or shut in producing natural gas wells, expiration of existing supply and transportation arrangements that are not replaced with contracts with similar terms and pricing, as well as other changes that impact supply for and access to the markets in which our subsidiaries transact business;

•	legislative, regulatory and judicial mandates and decisions, some of which may be retroactive, including those affecting

•	allowed rates of return

•	incentive regulation

•	industry structure

•	purchased gas adjustment provisions

S-i

•	rate design structure and implementation

•	regulatory assets

•	non-regulated and affiliate transactions

•	franchise renewals

•	environmental or safety matters, including the potential impact of legislative and regulatory actions related to climate change and pipeline safety

•	taxes

•	pension and other postretirement benefit liabilities and funding obligations

•	accounting standards;

•	the results of litigation;

•	retention of, ability to attract, ability to collect from, and conservation efforts of, customers;

•	capital and energy commodity market conditions, including the ability to obtain funds with reasonable terms for necessary capital expenditures and general operations and the terms and conditions imposed for obtaining sufficient gas supply;

•	discovery of material weakness in internal controls; and

•	employee workforce issues.

In addition, actual results may differ materially from those contemplated in any forward-looking statement due to the timing and likelihood of the closing of our purchase of all of the outstanding shares of Alabama Gas Corporation (“Alagasco”) from Energen Corporation (“Energen”), and the other risk factors discussed in “Risk Related to the Company’s Acquisition Agreement with Energen” under Item 1A of Part II of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, as amended, which is incorporated by reference.

Readers are urged to consider the risks, uncertainties, and other factors that could affect our business as described in this prospectus supplement and the accompanying prospectus and the information incorporated by reference therein. All forward-looking statements made or incorporated by reference in this prospectus supplement and the accompanying prospectus rely upon the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. We do not, by including this statement, assume any obligation to review or revise any particular forward-looking statement in light of future events.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information contained elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. As a result, this summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the following summary in conjunction with the more detailed information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, which are described under “Where You Can Find More Information” in this prospectus supplement. This prospectus supplement and the accompanying prospectus contain or incorporate forward-looking statements. Forward-looking statements should be read with the cautionary statements and important factors included under “Risk Factors” and “Forward-Looking Statements” in this prospectus supplement as well as the “Risk Factors” sections in our Annual Report on Form 10-K for the fiscal year ended September 30, 2013 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, each as amended.

The Laclede Group, Inc.

The Laclede Group, Inc. is a public utility holding company headquartered in St. Louis, Missouri. We have two key business segments: Gas Utility and Gas Marketing. The Gas Utility segment serves St. Louis and Eastern Missouri through Laclede Gas Company, or Laclede Gas, and serves Kansas City and Western Missouri through Missouri Gas Energy, or MGE. Together they provide more than 1.13 million residential, commercial and industrial customers with natural gas utility service. Of Laclede Gas revenues in 2013, approximately 65% were from residential customers, 21% from commercial and industrial customers, 11% from off-system sales and capacity release transactions, 2% transportation customers, and 1% interruptible customers and other. Our Gas Marketing segment includes Laclede Energy Resources, Inc., or LER, a wholly owned subsidiary engaged in the wholesale and retail marketing of natural gas and related activities on a non-regulated basis.

Our Strategy

Our corporate strategy continues to be based on leveraging our core competencies in the natural gas industry by:

•	investing in infrastructure;

•	acquiring local gas distribution companies; and

•	developing and investing in emerging technologies.

Investing in our Infrastructure and Gas Marketing Services

In our Gas Utility segment, we continue to invest in our distribution system, further promoting its safety and reliability. In fiscal year 2013, through our accelerated main replacement program, we replaced 68 miles of main. The amounts spent for these replacements are recoverable through an infrastructure system replacement surcharge, a cost recovery mechanism approved by the Missouri Public Service Commission, or MoPSC, that allows us to recover from our customers, between base rate cases, surcharges for the capital costs associated with main replacement. In addition, in fiscal year 2013, Laclede Gas completed a three-year project, referred to as newBLUE, to replace its core information technology systems.

Gas Utility capital expenditures are expected to be approximately $175.0 million in fiscal year 2014, as compared to $128.5 million for fiscal 2013, $106.7 million for fiscal 2012 and $67.3 million for fiscal 2011. The increasing capital expenditures are primarily attributable to additional expenditures for distribution plant and information technology investments and also reflect the addition of the MGE assets acquired in September 2013.

In our Gas Marketing Services segment, we continue to invest in contractual pipeline and storage assets and experienced personnel necessary to provide wholesale and other large commercial and industrial users of natural gas located in the Midwest a competitive alternative for reliable natural gas supply. We offer our customers certainty through a variety of flexible pricing structures for delivered natural gas supply, provide risk management and hedging services, perform gas scheduling and imbalance management services and manage and optimize customers’ pipeline and storage capacity through agency and asset management agreements. Our agreements range in term from as short as transacting on an intra-day basis to as long as entering into five year agreements and longer. In fiscal year 2013, our Gas Services Marketing segment sold 208 Bcf of gas to its customers.

Acquiring Local Gas Distribution Companies

When we pursue growth through acquisition, we utilize a well-defined, disciplined process based on appropriate returns on invested capital. We are focused on looking for those opportunities in the natural gas industry, particularly local distribution companies. Prospective acquisitions will deliver benefits to all stakeholders by increasing our scale, supporting our continued dividend growth and retaining our targeted long-term business mix, which remains largely regulated.

We began execution on this strategy on December 14, 2012, when we entered into definitive acquisition agreements through two wholly owned subsidiaries to acquire from Southern Union Company, or SUG, an affiliate of Energy Transfer Equity, L.P., or ETE, and Energy Transfer Partners, L.P., substantially all of the assets and liabilities of MGE and New England Gas Company, or NEG. MGE and NEG were each an operating division of SUG primarily engaged in the local distribution of natural gas to, in the case of MGE, approximately 500,000 residential, commercial and industrial customers in western Missouri.

On January 11, 2013, the agreement with SUG to acquire MGE was assigned to Laclede Gas Company and on September 3, 2013 it completed its acquisition of MGE for a purchase price of approximately $940.1 million, including post-closing adjustments.

On February 11, 2013, we entered into a stock purchase agreement with Algonquin Power and Utilities Corporation (“APUC”) pursuant to which it, through its subsidiary Liberty Utilities Co., agreed to acquire for a purchase price of $11 million all of the outstanding shares of our wholly owned subsidiary that was to acquire NEG. APUC completed the acquisition of NEG through the acquisition of our subsidiary on December 20, 2013.

We are continuing our execution of this strategy through the pending acquisition of Alagasco described below.

Developing and Investing in Emerging Technologies

Our strategy of investing in emerging technologies rests in targeting opportunities in natural gas vehicle (“NGV”) fueling stations, combined heat and power, and microturbines and fuel cells. We leverage our expertise gained through 30 years’ experience with NGVs and 15 years’ experience operating NGV fueling stations.

In January 2013, we announced the Spire™ natural gas fueling solutions. Through Spire™, Laclede Venture Corp., one of our non-utility subsidiaries, and the Building Technologies Division of Siemens Industry, Inc. offer end-to-end NGV fueling solutions. The solutions are tailored to the needs of the anchor tenant and offer services of planning, designing, building, operating and maintaining the facility. The first Spire™ customer is Lambert-St. Louis International Airport where Laclede Venture Corp. built and operates the Lambert-St. Louis NGV fueling station. The facility opened to the public on December 23, 2013. It is used by commercial fleets at the airport and is also available for public use.

Pending Alagasco Acquisition

On April 5, 2014, we entered into a definitive stock purchase agreement to acquire all of the outstanding shares of Alagasco, a wholly owned subsidiary of Energen (the “Transaction”). Alagasco is the largest natural gas utility in the State of Alabama, serving approximately 422,000 residential, commercial and industrial customers. The consideration for the Transaction is $1.6 billion, including the assumption of approximately $250 million of long-term debt. Laclede has agreed to make an election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended, to treat the Transaction as a deemed purchase and sale of assets for tax purposes, resulting in an effective purchase price of $1.34 billion after taking into account the present value, amounting to approximately $260 million, of such tax election. The consideration will be subject to customary post-closing adjustments for cash, indebtedness and working capital. Following completion of the Transaction, Alagasco will be a wholly-owned subsidiary of Laclede.

Concurrently with the execution of the stock purchase agreement in April, we entered into a commitment letter with Credit Suisse AG and its affiliates (collectively, “Credit Suisse”) and Wells Fargo Bank, National Association and its affiliates (collectively, “Wells Fargo”, and together with Credit Suisse and the other 11 banks to which the facility has been subsequently syndicated, the “Banks”). Pursuant to the commitment letter, the Banks have committed to provide a 364-day senior bridge term loan facility (the “Bridge Loan Facility”) in an aggregate principal amount of up to $1.35 billion to fund the Transaction. The commitment is subject to various conditions, including (i) the absence of a material adverse effect having occurred with respect to either Laclede (on a combined basis with Alagasco) or Alagasco, (ii) no default created under any material contractual obligation or creation or imposition of any security interest or lien, in each case, related to our entering into and performance of the Bridge Loan Facility, (iii) the execution of satisfactory definitive documentation, (iv) Laclede having, after giving effect to the Transaction, including the funding of the Bridge Loan Facility, liquidity of at least $200 million in either cash, cash equivalents on hand or unfunded revolving credit, and (v) other customary closing conditions. Any permanent debt and equity financing obtained by Laclede on or prior to the closing of the Transaction, including the financing contemplated by this offering of our common stock and the concurrent offering of equity units, will reduce the amount of the commitment. We expect that borrowings under the Bridge Loan Facility, if any, will be repaid with the proceeds of subsequent issuances of debt by us.

After giving effect to the Transaction and the acquisition of MGE, pro forma net income, pro forma net economic earnings and pro forma adjusted EBITDA for the year ended September 30, 2013 would have been $102.0 million, $114.2 million and $386.0 million, respectively. For a reconciliation of pro forma net economic earnings and pro forma adjusted EBITDA to pro forma net income, see “— Non-GAAP Financial Measures.” We expect the Transaction to be accretive to earnings per share beginning in the first full year following closing of the Transaction, which is currently expected to occur in 2014.

Acquisition Rationale

We believe the Transaction will provide us with the following significant benefits:

•	Fits regulated growth strategy. The Transaction is strategic and accretive, delivering on our commitment to growth and long-term shareholder value. Alagasco fits in terms of size, scope and culture. By continuing to leverage our core competencies and regional expertise and by expanding our footprint beyond Missouri, we build on the synergies that have come about through the acquisition of MGE and add to the scale of our regulated utility business.

•	Accretive. We expect the Transaction will add to net economic earnings per share beginning in fiscal year 2015, support long-term net economic earnings growth and provide incremental earnings beyond the anticipated uplift from the MGE acquisition. Also we expect the acquisition of Alagasco to generate cash flow to support investment in the business and shareholder returns.

•	Supports dividend growth. We recently increased our dividend for the 11th consecutive year and we have paid dividends continuously since 1946. The purchase of Alagasco is expected to support additional dividend growth at a sustainable payout ratio.

•	Provides geographic and regulatory diversity. The addition of Alagasco increases our business diversity and adds a progressive and highly-rated regulatory environment.

The Transaction creates a gas utility holding company that will serve approximately 1.55 million customers. Giving effect to the Transaction, our organizational structure will be as shown below:

Sources and Uses

The estimated sources and uses of the funds for the Transaction, assuming the Transaction had closed March 31, 2014, are shown in the table below. Actual amounts will vary from estimated amounts depending on several factors, including:

•	the amount of net proceeds that we receive from this offering of our common stock;

•	the amount of net proceeds that we receive from our concurrent offering of equity units;

•	the amount of net proceeds, if any, that we receive from the proposed debt offerings to finance the Transaction (which also depends on the net proceeds from this offering of our common stock and the concurrent offering of equity units); and

•	changes in our debt balances and net working capital from March 31, 2014 to the closing.

There can be no assurance that the Transaction will be consummated under the terms contemplated or at all.

($ in Thousands)
Sources		Uses
Cash	$20,000	Purchase of Alagasco Stock	$1,350,000
Short-term Debt	153,750	Assumption of Long-term Debt	250,000
Assumption of Long-term Debt	250,000	Fees and Expenses(4)	40,000

Proposed Long-term Debt(1)	675,000
Equity Units(2)	125,000
Common Stock Offered Hereby(3)	416,250

Total Sources	$1,640,000	Total Uses	$1,640,000

(1)	Represents estimated gross proceeds of a debt offering of $675 million but without deduction for discounts and other fees and expenses.
(2)	Represents estimated gross proceeds of the equity unit offering of $125 million, but without deduction for underwriters’ discounts and commissions and other fees and expenses, based upon the sale of 2.5 million equity units at $50 per unit, and excluding any proceeds of the underwriters’ exercise of their option to purchase additional equity units. See “Concurrent Equity Units Offering” for information about the concurrent equity units offering.
(3)	Represents estimated gross proceeds of this offering, but without deduction for underwriters’ discounts and commissions and other fees and expenses, based upon the sale of 9.0 million shares at $46.25 per share and excluding any proceeds of the underwriters’ exercise of their option to purchase additional shares of common stock.
(4)	Represents fees and expenses, including underwriters’ discounts and commissions, commitment fees, legal, accounting and other fees and expenses associated with the completion of the Alagasco acquisition and the financing transactions.

Other Information

Our principal executive offices are located at 720 Olive Street, St. Louis, Missouri 63101 and our telephone number is 314-342-0500. We maintain a website at www.thelacledegroup.com where general information about us is available. We are not incorporating the contents of the website into this prospectus supplement. For additional information regarding our business, we refer you to our filings with the SEC incorporated into this prospectus supplement by reference. Please read “Where You Can Find More Information.”

Concurrent Equity Units Offering

Concurrently with this offering, we are offering, by means of a separate prospectus supplement, 2,500,000 equity units (or 2,875,000 equity units if the underwriters of that offering exercise in full their option to purchase additional equity units). This offering of common stock is not contingent on the offering of equity units and the offering of equity units is not contingent upon this offering of common stock. See “Concurrent Equity Units Offering.”

THE OFFERING

Issuer	The Laclede Group, Inc., a Missouri corporation

Common stock offered by us	9,000,000 shares

Underwriters’ option to purchase additional shares	1,350,000 shares

Common stock to be outstanding after this offering	41,776,595 shares (or 43,126,595 shares if the underwriters’ option to purchase additional shares is exercised in full)(1)

For a complete description of our common stock, please refer to “Description of Capital Stock—Description of Common Stock” in the accompanying prospectus.

Use of proceeds	We intend to use the net proceeds of this offering, together with cash on hand, short-term debt and net proceeds from the concurrent offering and future issuance of equity units and any future offering and issuance of debt securities, to fund a portion of the consideration for the Transaction. However, the consummation of this offering is not conditioned on the closing of the Transaction. If we do not consummate the Transaction, we will retain broad discretion to use all of the net proceeds from this offering for general corporate purposes. See “Use of Proceeds” in this prospectus supplement.

Dividends	We have paid quarterly cash dividends on our common stock in every year since 1946. The annual dividends declared per share in 2013 and 2012 were $1.70 and $1.66, respectively. Our current annualized dividend rate is $1.76.(2) Future dividends, declared at the discretion of our Board of Directors, will be dependent upon future earnings, cash flows and other factors.

(1)	The number of shares of our common stock to be outstanding after this offering is calculated based on 32,776,595 shares of common stock outstanding as of March 31, 2014. The number of shares of our common stock to be outstanding after this offering excludes (i) 110,250 shares underlying options to purchase shares of our common stock and 446,767 non-vested restricted stock units outstanding as of March 31, 2014 and (ii) 2,702,750 shares of common stock (or 3,108,162 shares of common stock if the underwriters’ option to purchase additional shares is exercised in full) issuable upon settlement under the equity units to be offered in the concurrent equity units offering (excluding any additional shares issuable upon a fundamental change). See “Concurrent Equity Units Offering.” In addition, unless we indicate otherwise, the information in this prospectus supplement assumes that the underwriters will not exercise their option to purchase additional shares with respect to this offering.
(2)	On April 24, 2014, our Board of Directors declared a dividend of $0.44 per share payable on July 2, 2014 to shareholders of record on June 11, 2014. Purchasers of the shares of our common stock offered by this prospectus supplement who are holders of record on such record date will be entitled to receive this dividend.

Listing	Our common stock is listed on the NYSE under the symbol “LG.”

Risk factors	An investment in our common stock involves various risks. Prospective investors should carefully consider the matters described under the caption entitled “Risk Factors” beginning on page S-14 of this prospectus supplement, as well as the additional risk factors referred to therein and described in Item 1A of Part I of our Annual Report on Form 10-K for the year ended September 30, 2013 and in Item 1A of Part II of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, each as amended.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

The following tables set forth certain historical financial information for us, as well as certain pro forma financial information after giving effect to the Transaction.

Our Summary Historical Financial Information

The following tables set forth, for the periods and at the dates indicated, our summary consolidated financial information. We have derived the summary consolidated income statement information for each of the three years in the period ended September 30, 2013, and the summary consolidated balance sheet information at September 30, 2013 and 2012 from our audited consolidated financial statements incorporated by reference in this prospectus supplement. We have derived the summary consolidated income information and the other financial information for the six months ended March 31, 2014 and March 31, 2013, and the summary consolidated balance sheet information at March 31, 2014 and March 31, 2013, from our unaudited consolidated financial statements incorporated by reference in this prospectus supplement. Historical results are not indicative of the results to be expected in the future. In addition, our results for the six months ended March 31, 2014, are not necessarily indicative of results expected for the full year ending September 30, 2014. This summary consolidated financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes in our Annual Report on Form 10-K for the fiscal year ended September 30, 2013 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, each as amended, which are incorporated by reference in this prospectus supplement.

	Years Ended September 30,			Six Months Ended March 31,
	2013(1)	2012	2011	2014	2013
	(Thousands)
Income Statement Information:
Total operating revenues	$1,017,019	$1,125,475	$1,603,307	$1,163,113	$704,616
Total operating expenses	920,525	1,014,873	1,485,060	1,013,031	610,681
Operating income	96,494	110,602	118,247	150,082	93,935
Net income	52,758	62,640	63,825	87,811	55,810

Other Financial Information:
Depreciation and amortization	49,283	41,339	39,764	40,501	22,913
Net economic earnings(2)	65,012	62,612	62,410	87,993	60,747
Adjusted EBITDA(2)	165,599	155,413	158,188	195,503	125,601

	At September 30,		At March 31,
	2013(3)	2012	2014(3)	2013
	(Thousands)
Balance Sheet Information:
Assets
Current assets:
Cash and cash equivalents	$52,981	$27,457	$10,931	$146,880
Total current assets	475,880	343,016	541,631	459,913
Net utility plant	1,776,630	1,019,299	1,802,950	1,059,919
Total assets	3,125,386	1,880,262	3,180,471	2,009,098
Liabilities and capitalization
Current liabilities:
Notes payable	74,000	40,100	36,000	—
Current portion of long-term debt	—	25,000	—	—
Total current liabilities	353,178	252,124	399,964	207,344

	At September 30,		At March 31,
	2013(3)	2012	2014(3)	2013
	(Thousands)
Capitalization:
Long-term debt, less current portion	912,712	339,416	832,817	464,434
Total common stock equity	1,046,282	601,611	1,106,622	640,003
Total capitalization	1,958,994	941,027	1,939,439	1,104,437
Total liabilities and capitalization	3,125,386	1,880,262	3,180,471	2,009,098

(1)	Fiscal year 2013 results include one month of results from MGE.
(2)	Net economic earnings and adjusted EBITDA are defined under “—Non-GAAP Financial Measures” below.
(3)	Assets and liabilities of MGE are only reflected in the summary consolidated balance sheet information at September 30, 2013 and March 31, 2014.

Non-GAAP Financial Measures

The body of accounting principles generally accepted in the United States is commonly referred to as “GAAP.” A non-GAAP financial measure is generally defined by the SEC as one that purports to measure historical or future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measures. In this prospectus supplement, we disclose adjusted EBITDA and pro forma adjusted EBITDA and net economic earnings and pro forma net economic earnings, each of which is a non-GAAP financial measure.

We define adjusted EBITDA as income before interest expense, income taxes, depreciation and amortization, and certain specified charges. We define pro forma adjusted EBITDA as pro forma net income before interest expense, income taxes, depreciation and amortization, and certain specified charges. We believe adjusted EBITDA and pro forma adjusted EBITDA are important measures of operating performance because they allow management, investors and others to evaluate and compare our core operating results, including our return on capital and operating efficiencies, from period to period by removing the impact of our capital structure (interest expense from our outstanding debt), asset base (depreciation and amortization), tax consequences and other specified charges that management excludes when evaluating ongoing performance.

We also use the non-GAAP measure of net economic earnings when internally evaluating results of operations. This non-GAAP measure excludes from net income the after-tax impacts of fair value accounting and timing adjustments associated with energy-related transactions as well as acquisition, divestiture and restructuring activities. These adjustments include timing differences where the accounting treatment differs from the economic substance of the underlying transaction, including the following:

•	net unrealized gains and losses on energy-related derivatives that are required by GAAP fair value accounting associated with current changes in the fair value of financial and physical transactions prior to their completion and settlement. These unrealized gains and losses result primarily from two sources:

•	changes in the fair values of physical or financial derivatives prior to the period of settlement; and

•	ineffective portions of accounting hedges, required to be recorded in earnings prior to settlement, due to differences in commodity price changes between the locations of the forecasted physical purchase or sale transactions and the locations of the underlying hedge instruments;

•	lower of cost or market adjustments to the carrying value of commodity inventories resulting when the market price of the commodity falls below its original cost, to the extent that those commodities are economically hedged; and

•	realized gains and losses resulting from the settlement of economic hedges prior to the sale of the physical commodity.

Additionally, management excludes acquisition, divestiture, and restructuring activities when evaluating on-going performance.

These adjustments eliminate the impact of timing differences and the impact of current changes in the fair value of financial and physical transactions prior to their completion and settlement. Unrealized gains or losses are recorded in each period until being replaced with the actual gains or losses realized when the associated physical transactions occur. While management uses these non-GAAP measures to internally evaluate the results of operations of both Laclede Gas and LER, the net effect of adjustments on Laclede Gas’ earnings is minimal because gains or losses on its natural gas derivative instruments are deferred pursuant to its purchased gas adjustment clause, as authorized by the MoPSC.

Management believes that excluding the earnings volatility caused by recognizing changes in fair value prior to settlement and other timing differences associated with related purchase and sale transactions provides a useful representation of the economic effects of only the actual settled transactions and their effects on results of operations. In addition, management excludes the effect of costs related to unique acquisition, divestiture and restructuring activities when evaluating on-going performance, and therefore excludes these costs from net economic earnings. When calculating net economic earnings per share in 2013 we excluded from the weighted average number of shares the shares of our common stock issued in May 2013 as part of the financing of the acquisition of MGE. We believe that this presentation provides a useful representation of operating performance by facilitating comparison of year over year results because MGE’s results are only reflected for approximately one month of the year ended September 30, 2013.

These non-GAAP operating metrics should not be considered as alternatives to, or more meaningful than, GAAP measures such as net income. Reconciliations of adjusted EBITDA and net economic earnings to the Company’s most directly comparable GAAP measures are provided below.

	Years Ended September 30,			Six Months Ended March 31,
	2013	2012	2011	2014	2013
	(Thousands)
Net economic earnings:
Net income (GAAP)	$52,758	$62,640	$63,825	$87,811	$55,810
Unrealized (gain) loss on energy related derivatives(1)	614	(314)	(1,415)	(1,292)	1,026
Lower of cost or market inventory adjustments(1)	868	—	—	(589)	—
Realized (gain) loss on economic hedges prior to the sale of the physical commodity(1)	(25)	163	—	(119)	(22)
Acquisition, divestiture, and restructuring activities(1)	10,797	123	—	2,182	3,933

Net economic earnings (Non-GAAP)	$65,012	$62,612	$62,410	$87,993	$60,747

Adjusted EBITDA:
Net income (GAAP)	$52,758	$62,640	$63,825	$87,811	$55,810
Income tax	17,578	26,289	29,182	43,839	27,818
Interest	28,602	24,945	25,417	19,833	12,731
Depreciation and amortization	49,283	41,339	39,764	40,501	22,913
Acquisition, divestiture, and restructuring activities	17,378	200	—	3,519	6,329

Adjusted EBITDA (Non-GAAP)	$165,599	$155,413	$158,188	$195,503	$125,601

(1)	Amounts presented are net of income taxes. Income taxes are calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items.

The following table provides reconciliations of pro forma net economic earnings and pro forma adjusted EBITDA to the Company’s most directly comparable pro forma GAAP measures for the 2013 fiscal year. Pro forma adjustments for fiscal year 2013 reflect adjustments with respect to the acquisitions of MGE and Alagasco. See “—Summary Unaudited Pro Forma Financial Information.”

Pro Forma Fiscal Year 2013
(Thousands)
Net economic earnings:
Net income (GAAP)	$101,958
Unrealized loss on energy related derivatives(1)	614
Realized (gain) on economic hedges prior to the sale of the physical commodity(1)	(25)
Lower of cost or market inventory adjustments(1)	868
Acquisition, divestiture, and restructuring activities, net of tax(1)	10,797

Net economic earnings (Non-GAAP)	$114,212

Adjusted EBITDA:
Net income (GAAP)	$101,958
Income tax	49,558
Interest	102,693
Depreciation and amortization	120,981
One-time expenses and normalizing adjustments	10,797

Adjusted EBITDA (Non-GAAP)	$385,987

(1)	Amounts are presented net of income taxes. Income taxes are calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items.

Summary Unaudited Pro Forma Financial Information

The following tables set forth, for the periods and at the dates indicated, summary unaudited pro forma financial information for Laclede after giving effect to the Transaction. The summary unaudited pro forma income statement information for the year ended September 30, 2013 gives effect to the Transaction and the acquisition of MGE as if they were completed on October 1, 2012. The summary unaudited pro forma income statement information for the six months ended March 31, 2014 gives effect to the Transaction as if it were completed on October 1, 2013. The summary unaudited pro forma income statement for the year ended September 30, 2013 includes the results of Alagasco for its fiscal year ended December 31, 2013, and the summary unaudited pro forma income statement for the six months ended March 31, 2014 includes the results of operations of Alagasco for the six-month period ended March 31, 2014. As such, the three-month period ended December 31, 2013 for Alagasco is included in both the summary unaudited pro forma income statement for the year ended September 30, 2013 and six months ended March 31, 2014. The summary unaudited pro forma balance sheet information as of March 31, 2014 gives effect to the Transaction as if it were completed on such date. We have derived this summary unaudited pro forma combined condensed financial information from the unaudited pro forma combined condensed financial statements contained in our Current Report on Form 8-K filed with the SEC on June 3, 2014, which is incorporated by reference in this prospectus supplement.

The combined historical consolidated financial information has been adjusted in the summary unaudited pro forma financial information below to give effect to pro forma events that are:

•	directly attributable to the Transaction and the acquisition of MGE;

•	factually supportable; and

•	with respect to income statement information, expected to have a continuing impact on the combined results of Laclede and Alagasco.

The summary unaudited pro forma financial information below does not reflect any cost savings (or associated costs to achieve such savings) from operating efficiencies or restructuring that could result from the Transaction. Further, the summary unaudited pro forma financial information does not reflect the effect of any regulatory actions that may impact the unaudited pro forma combined condensed financial statements when the Transaction is completed.

The summary unaudited pro forma income statement information for the six months ended March 31, 2014 reflects $1.2 million, after-tax, of certain expenses related to the Transaction. There were no such expenses for the year ended September 30, 2013.

Assumptions and estimates underlying the pro forma adjustments are described in the notes accompanying the unaudited pro forma combined condensed financial statements incorporated by reference in this prospectus supplement, which should be read in connection with the summary unaudited pro forma financial information set forth below. Because the unaudited pro forma combined condensed financial statements have been prepared in advance of the completion of the Transaction, the final amounts recorded upon closing may differ materially from the information presented. These estimates are subject to change pending further review of the assets acquired and liabilities assumed and additional information available at the time of the closing of the Transaction.

The summary unaudited pro forma financial information below has been presented for illustrative purposes only and is not necessarily indicative of results of operations and financial position that would have been achieved had the pro forma events taken place on the dates indicated, or the future consolidated results of operations or financial position of the combined company. In addition, results for the six months ended March 31, 2014 are not necessarily indicative of results expected for the full year of 2014.

	Year Ended September 30, 2013	Six Months Ended March 31, 2014
	(Thousands)
Pro Forma Income Statement Information:
Total operating revenues	$2,051,516	$1,569,784
Total operating expenses	1,813,843	1,310,702
Operating income	237,673	259,082
Net income	101,958	135,309

At March 31, 2014
(Thousands)
Pro Forma Balance Sheet Information:
Assets
Current assets:
Cash and cash equivalents	$29,851
Total current assets	705,287
Net utility plant	2,691,127
Total assets	5,116,604

At March 31, 2014
(Thousands)
Liabilities and capitalization
Current liabilities:
Notes payable	861,780
Current portion of long-term debt	—
Total current liabilities	1,451,176
Capitalization:
Long-term debt, less current portion	1,207,712
Total common stock equity	1,484,090
Total capitalization	2,691,802
Total liabilities and capitalization	5,116,604

Our fiscal year ends on September 30 whereas Alagasco’s fiscal year ends on December 31. Due to this difference in fiscal year end dates, the results of Alagasco for the three months ended December 31, 2013 are included in both the summary unaudited pro forma income statement information for the fiscal year ended September 30, 2013 and the six months ended March 31, 2014. Additional financial information about Alagasco’s results for the three months ended December 31, 2013 is presented below.

(Thousands)
Operating revenues	$142,771
Operating income	34,800
Net income	19,842

RISK FACTORS

In considering whether to invest in our common stock, you should carefully consider all of the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should consider the risk factors described in our periodic reports filed with the SEC, including those set forth under the caption “Risk Factors” in Item 1A of Part I of our Annual Report on Form 10-K for the year ended September 30, 2013 and in Item 1A of Part II of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, each as amended, which are incorporated by reference in this prospectus supplement, as well as the additional risks described below. Additional risks and uncertainties not currently known to us or those currently viewed by us to be immaterial may also materially and adversely affect us.

Risks Related to Investing in Our Common Stock

We are concurrently offering and have issued securities that contain provisions that could restrict our payment of dividends.

We and our subsidiaries currently have outstanding $835 million principal amount of long-term debt and pursuant to our concurrent equity units offering expect to issue an additional $125,000,000 principal amount of remarketable junior subordinated notes (or $143,750,000 principal amount if the underwriters of that offering exercise in full their option to purchase additional shares), and we and our subsidiaries may in the future issue additional junior subordinated notes or similar securities, which in certain circumstances, including the failure to pay current interest, would limit our ability to pay dividends on our common stock. While we currently do not anticipate that any of these circumstances will occur, no assurance can be given that these circumstances will not occur in the future.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

Except as described under “Underwriting,” we are not restricted from issuing additional shares of our common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, our common stock. The market price of our common stock could decline as a result of sales of shares of our common stock or sales of such other securities made after this offering or the perception that such sales could occur.

The price of our common stock may fluctuate significantly, which could negatively affect us and holders of our common stock.

The market price of our common stock after this offering may fluctuate significantly from time to time as a result of many factors, including:

•	investors’ perceptions of the prospects of Laclede, utility stocks, the commodities markets and more broadly, the energy markets;

•	differences between our actual financial and operating results and those expected by investors and analysts;

•	changes in analyst reports, recommendations or earnings estimates regarding us, other comparable companies or the industry generally, and our ability to meet those estimates;

•	changes in our credit ratings;

•	actual or anticipated fluctuations in quarterly financial operating results;

•	announcements by us of significant acquisitions, strategic ventures or partnerships, investments or divestitures;

•	changes or trends in our industry, including price volatility and trading volumes of stocks in our industry, competitive or regulatory changes or changes in the commodities markets;

•	changes in regulation and the ability to recover expenses and capital deployed;

•	changes in regulatory decisions implementing existing legislation;

•	existing and new environmental laws, regulations and court decisions, including those relating to greenhouse gas emissions, environmental protection or environmental remediation;

•	adverse resolution of new or pending litigation or proceedings against us;

•	additions or departures of key personnel;

•	changes in financial markets, including the possible effects of such changes on liquidity or access to capital markets, changes in general economic or political conditions or changes in economic conditions in Missouri;

•	volatility in the equity securities market;

•	sales, or anticipated sales, of large blocks of our stock; and

•	changes in accounting standards, policies, guidance, interpretations or principles applicable to us.

In particular, announcements of potentially adverse developments, such as proposed regulatory changes, new government investigations or the commencement or threat of litigation or legal proceedings against us, as well as announced changes in our business plans could adversely affect the trading price of our stock, regardless of the likely outcome of those developments. Additionally, securities markets worldwide recently have experienced, and are likely to continue to experience, significant price and volume fluctuations. Broad market and industry factors may adversely affect the market price of our common stock, regardless of our actual operating performance. As a result, our common stock may trade at prices significantly below the offering price.

The declaration of future dividends is at the discretion of our Board of Directors and is not guaranteed. The declaration of dividends by Laclede Gas is conditioned on certain mortgage restrictions.

Quarterly dividends on our common stock have been paid since 1946. However, the declaration of dividends is at the discretion of our Board of Directors and is not guaranteed. The amount of dividends on our common stock, if any, will depend upon the rights of holders of any preferred stock or preference stock we may issue in the future, our results of operations and financial condition, future capital expenditures and investments, any applicable regulatory and contractual restrictions, and other factors that our Board of Directors considers relevant.

Further, substantially all of the utility plant of Laclede Gas is subject to the liens of its first mortgage bonds. The mortgage contains several restrictions on Laclede Gas’ ability to pay cash dividends on its common stock. These provisions are applicable regardless of whether the stock is publicly held or, as has been the case since the formation of The Laclede Group, Inc., held solely by Laclede Gas’ parent company. Under the most restrictive of these provisions, no cash dividend may be declared or paid if, after the dividend, the aggregate net amount spent for all dividends after September 30, 1953, would exceed a maximum amount determined by a formula set out in the mortgage. Under that formula, the maximum amount is the sum of $8 million plus earnings applicable to its common stock (adjusted for stock repurchases and issuances) for the period from September 30, 1953 to the last day of the quarter before the declaration or payment date for the dividends. As of September 30, 2013 and 2012, respectively, the amount under the mortgage’s formula that was available to pay dividends was $833 million and $355 million, respectively. Thus, all of Laclede Gas’ retained earnings were free from such restrictions as of those dates.

Provisions of Missouri law could delay or prevent a change in control of Laclede, even if that change would be beneficial to our shareholders.

We are subject to the provisions of Section 351.459 of the The General and Business Corporation Law of Missouri (“GBCL”), which prohibits us from engaging in a “business combination” with an “interested shareholder” for a period of five years after the date of the transaction in which the person became an interested shareholder, unless the business combination or the purchase of stock by which such person becomes an interested shareholder is approved by our Board of Directors, and by a majority of the outstanding shares not owned by the interested shareholder or if it meets certain consideration requirements. A “business combination” generally includes mergers, asset sales, some types of stock issuances and other transactions with, or resulting in a disproportionate financial benefit to, the interested shareholder. Subject to exceptions, an “interested shareholder” is a person who beneficially owns 20% or more of our voting power.

We are also subject to Section 351.407 of the GBCL. This statute provides that shares acquired that would cause the acquiring person’s aggregate voting power to meet or exceed any of three thresholds (one-fifth, one-third or a majority) have no voting rights unless such voting rights are granted by a majority vote of the shares not owned by the acquiring person or any officer or director of the company. The statute sets out a procedure whereby the acquiring person may call a special shareholders meeting for the purpose of considering whether voting rights should be conferred. Acquisitions as part of a merger or exchange offer arising out of an agreement to which we are a party are exempt from the statutes.

We are also subject to 351.347 of the GBCL, generally allowing directors acting with respect to mergers, sales of assets and other specified transactions to consider, in exercising their business judgment, the effects on the corporation’s employees, customers, suppliers and any community in which corporation conducts business.

Other statutory and regulatory factors may also limit another party’s ability to acquire us. Section 393.190 of the Missouri Revised Statutes requires the approval of the MoPSC before any party can acquire control over a corporation that controls a gas distribution company. The regulatory approval process for an acquirer under Section 391.190 could be lengthy and the outcome uncertain, which may deter otherwise interested parties from proposing or attempting a business combination with us and result in a limited number of potential acquirers.

Risks Related to the Transaction.

The Transaction may not be completed or may be approved subject to unfavorable regulatory conditions, which could adversely affect anticipated benefits or our business, financial condition, results of operations or stock price.

On April 5, 2014, we entered into a definitive stock purchase agreement with Energen to acquire 100 percent of the common stock of Alagasco, which management expects to complete in 2014 subject to customary closing conditions, including regulatory approval from the Alabama Public Service Commission (APSC). The APSC or interveners in the approval proceedings, could seek to block or challenge the acquisition or the APSC could impose restrictions they deem necessary or desirable in the public interest as a condition to approving the acquisition. There can be no assurance as to the receipt or timing of this approval. The stock purchase agreement requires us to use our reasonable best efforts to obtain this approval, which may include conditions or restrictions that could have an adverse effect on the anticipated benefits of the acquisition or on our business, financial condition or results of operation. In addition, if this approval is not received, or not received on terms that satisfy the conditions set forth in the stock purchase agreement, then we will not be obligated to complete the Transaction. The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, was terminated early on May 7, 2014.

In addition, the stock purchase agreement contains other customary closing conditions which may not be satisfied or waived or may take longer than anticipated to satisfy. The Transaction subjects us to a number of additional risks, including the following:

•	our estimate of the costs to complete the acquisition and the operating performance after the completion of the acquisition may vary significantly from actual results;

•	both before and after the closing of the acquisition, the attention of management may be diverted to the acquisition and the subsequent integration of Alagasco rather than to current operations or the pursuit of other opportunities that could be beneficial to Laclede;

•	the potential loss of key employees of Laclede or of Alagasco who may be uncertain about their future roles if and when the acquisition is completed; and

•	the trading price of Laclede’s common stock may decline to the extent that the current market price reflects a market assumption that the Transaction will be completed.

The stock purchase agreement contains certain termination rights for both us and Energen, including, among others, the right to terminate if the Transaction is not completed by May 1, 2015 (subject to extension to August 3, 2015, under certain circumstances related to fulfillment of the regulatory approval closing conditions).

The occurrence of any of these events individually or in combination could have a material adverse effect on our business, financial condition or results of operations or the trading price of our common stock.

We expect to issue significant debt, common stock and equity units to provide permanent financing for the Transaction in lieu of or to refund borrowings under the Bridge Loan Facility, and, as a result, we are subject to market risks including market demand for debt offerings, interest rate volatility, and adverse impacts on our credit ratings.

In connection with the stock purchase agreement, we have obtained a commitment from the Banks for the Bridge Loan Facility, which may be used to finance a significant portion of the Transaction and pay related fees and expenses in the event that permanent financing is not completed at the time of the closing of the Transaction. The permanent financing is anticipated to also include a mix of equity units and long-term debt and, depending on market conditions, may include other instruments.

Although we and our advisers believe we have taken prudent steps to position Laclede and its subsidiaries for successful capital raises, there can be no assurance as to the ultimate cost or availability of funds to complete the permanent financing.

Among other risks, the planned increase in indebtedness may:

•	make it more difficult for us to repay or refinance our debts as they become due during adverse economic and industry conditions;

•	limit our flexibility to pursue other strategic opportunities or react to changes in our business and the industry in which we operate and, consequently, place us at a competitive disadvantage to competitors with less debt;

•	require an increased portion of our cash flows from operations to be used for debt service payments, thereby reducing the availability of cash flows to fund working capital, capital expenditures, dividend payments and other general corporate purposes;

•	result in a downgrade in the credit rating of our indebtedness, which could limit our ability to borrow additional funds or increase the interest rates applicable to our indebtedness;

•	result in higher interest expense in the event of increases in market interest rates for both long-term debt as well as short-term commercial paper, bank loans or borrowings under our line of credit at variable rates;

•	reduce the amount of credit available to support hedging activities; and

•	require that additional terms, conditions or covenants be placed on us.

Among other risks, the issuance of additional equity by Laclede pursuant to the offering hereby may:

•	be dilutive to our existing shareholders and earnings per share;

•	impact our capital structure and cost of the capital;

•	be adversely impacted by movements in the overall equity markets or the utility or natural gas utility industry sectors of that market, which could impact the offering price of our new equity or necessitate the use of other equity or equity-like instruments such as preferred stock, convertible preferred shares, or convertible debt; and

•	impact our ability to make our current and future dividend payments.

In addition, in order to maintain investment-grade credit ratings, we may consider it appropriate to reduce the amount of indebtedness outstanding following the Transaction. This may be accomplished in several ways, including issuing additional shares of common stock or securities convertible into shares of our common stock, reducing discretionary uses of cash or a combination of these and other measures. The specific measures that management may ultimately decide to use to maintain or improve our credit ratings and their timing will depend upon a number of factors, including market conditions and forecasts at the time those decisions are made.

The Transaction and associated costs and integration efforts, and continued integration efforts with respect to MGE, may adversely affect our business, financial condition or results of operations, which may negatively affect the market price of our common stock.

While management currently anticipates that the Transaction will be accretive to our net economic earnings per share beginning in fiscal year 2015, this expectation is based on preliminary estimates which may materially change. We may encounter additional transaction and integration-related costs, may fail to realize all of the anticipated benefits of the acquisitions of Alagasco and MGE or be subject to other factors that affect those preliminary estimates.

The diversion of management’s attention and any delays or difficulties encountered in connection with the Transaction and the integration of Alagasco and MGE’s operations could have an adverse effect on our business, results of operations, financial condition or prospects after the acquisition is ultimately consummated.

In addition, we expect to incur costs associated with the acquisition of Alagasco, as well as transaction fees and other costs related to the Transaction. We also will incur integration costs in connection with the acquisitions of Alagasco, and we are incurring such costs for the MGE acquisition. Management is in the early stages of assessing the magnitude of these costs for Alagasco and additional unanticipated costs may be incurred in the integration of the business.

Any of these factors could cause a decrease in the price of our common stock.

The summary unaudited pro forma financial information contained elsewhere in or incorporated by reference in this prospectus supplement may not be representative of the combined results of Laclede, MGE and Alagasco after the consummation of the acquisition of MGE and the Transaction, and accordingly, you have limited financial information on which to evaluate the integrated companies.

The summary unaudited pro forma financial information is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the acquisition of MGE and the Transaction been completed at or as of the dates indicated, nor is it indicative of our future operating results or financial position. The summary unaudited pro forma financial information does not reflect future events that may occur after the closing of the Transaction, including the potential realization of operating cost savings or costs related to the planned integration of Alagasco, and does not consider potential impacts of current market conditions on revenues or expenses. The summary unaudited pro forma financial information presented in this prospectus supplement is based in part on certain assumptions regarding the acquisition of MGE and the Transaction that we believe are reasonable under the circumstances. We cannot assure you that our assumptions will prove to be accurate over time.

We will be subject to business uncertainties while the Transaction is pending.

The preparation required to complete the Transaction may place a significant burden on management and internal resources. The additional demands on management and any difficulties encountered in completing the Transaction, including the transition and integration process, could adversely affect our financial results.

Failure to complete the Transaction could negatively affect our stock price as well as our future business and financial results.

If the Transaction is not completed, we will be subject to a number of risks, including:

•	we must pay costs related to the Transaction, including legal, accounting, financial advisory, filing and printing costs, whether the Transaction is completed or not;

•	we could be subject to litigation related to the failure to complete the Transaction or other factors, which litigation may adversely affect our business, financial results and stock price; and

•	if we complete the offering of our common stock contemplated by this prospectus supplement, we would be subject to significant earnings per share dilution if we do not find other attractive investment opportunities or undertake other means to reduce our overall shares outstanding.

The Transaction may not achieve its intended results, including anticipated synergies and cost savings.

Although we expect that the Transaction will result in various benefits, including a significant amount of synergies, cost savings and other financial and operational benefits, there can be no assurance regarding when or the extent to which we will be able to realize these synergies, cost-savings or other benefits. Achieving the anticipated benefits, including synergies and cost savings, is subject to a number of uncertainties, including whether the businesses acquired can be operated in the manner we intend and whether our costs to finance the Transaction will be consistent with our expectations. Events outside of our control, including but not limited to regulatory changes or developments, could also adversely affect our ability to realize the anticipated benefits from the Transaction. Thus the integration of Alagasco’s business may be unpredictable, subject to delays or changed circumstances, and we can give no assurance that the acquired businesses will perform in accordance with our expectations or that our expectations with respect to integration, synergies or cost savings as a result of the Transaction will materialize. In addition, our anticipated costs to achieve the integration of Alagasco may differ significantly from our current estimates. The integration may place an additional burden on our management and internal resources, and the diversion of management’s attention during the integration process could have an adverse effect on our business, financial condition and expected operating results.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $400 million from the sale of our common stock in this offering after deducting the underwriting discounts and commissions and estimated offering expenses. We estimate that we will receive net proceeds of approximately $460 million if the underwriters exercise in full their option to purchase up to 1,350,000 additional shares of common stock.

In addition, we estimate that we will receive net proceeds, after deducting underwriting discounts and commissions and estimated offering expenses, of approximately $121 million, from our concurrent equity units offering (approximately $139 million if the underwriters of such offering exercise in full their option to purchase up to 375,000 additional equity units). The equity units offering is not contingent on the completion of this offering and this offering is not contingent on the completion of the equity units offering.

We intend to use the net proceeds from this offering, together with cash on hand, short-term debt and proceeds from the concurrent offering of equity units and future issuance of debt securities by us, to fund a portion of the cash consideration payable in connection with the Transaction. However, the consummation of this offering is not conditioned on the closing of the Transaction. If we do not consummate the Transaction, we will retain broad discretion to use all of the net proceeds from this offering for general corporate purposes. See “Prospectus Supplement Summary—Pending Alagasco Acquisition” in this prospectus supplement.

Until the Transaction is consummated (or it is determined that it will not be) these net proceeds will be held in cash or cash equivalents.

CAPITALIZATION

The following table sets forth our historical consolidated cash and cash equivalents and capitalization as of March 31, 2014:

•	on an actual basis; and

•	on an as-adjusted (unaudited) basis, after giving effect to:

•	the Transaction;

•	the issuance and sale of the common stock offered hereby (assuming no exercise of the underwriters’ option to purchase additional shares);

•	the issuance and sale of the equity units, including the remarketable junior subordinated notes included therein, offered in the concurrent equity units offering (assuming no exercise of the underwriters’ option to purchase additional equity units); and

•	the proposed issuance and sale of debt securities to finance the Transaction (which also depends on the net proceeds from this offering of our common stock and the concurrent offering of equity units).

The historical data in the table are derived from, and should be read in conjunction with, our historical financial statements, including accompanying notes, incorporated by reference in this prospectus supplement. You should also read this table in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and the related notes thereto from our Annual Report on Form 10-K for the year ended September 30, 2013 and our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2013 and March 31, 2014, each as amended. See “Where You Can Find More Information” in this prospectus supplement.

	As of March 31, 2014
	Actual	As Adjusted
	($ in Thousands)
Cash and Equivalents	$10,931	$29,851
Short-term Debt	36,000	190,574
Long-term Debt	832,817	1,082,712
Proposed Long-term Debt(1)	—	675,000
2014 Series A 2.00% Remarketable Junior Subordinated Notes due 2022(2)	—	125,000

Total Debt	868,817	2,073,286
Common Stock Equity	1,106,622	1,481,265	(3)

Total Capitalization	1,975,439	3,554,551

Total Long-term Capitalization	$1,939,439	$3,363,977
Long-term Debt/Long-term Capitalization	43%	56%

(1)	Represents estimated gross proceeds of a debt offering of $675 million but without deduction for discounts and other fees and expenses
(2)	The 2014 Series A 2.00% Remarketable Junior Subordinated Notes due 2022 are a component of the equity units. The As Adjusted amount will increase by approximately $18.8 million if the underwriters exercise their option to purchase additional equity units in full.
(3)	Based on the net proceeds of this offering at $46.25 per share and an adjustment of approximately $17.1 million representing the estimated present value of the contract adjustments payable in connection with the equity units. The As Adjusted amount will increase by approximately $60.1 million if the underwriters exercise their option to purchase additional shares in full.

If the Transaction closes, the proceeds of this offering will be used in accordance with the Sources and Uses table set forth on page S-5 and, until so used or used for general corporate purposes, will be held in cash or cash equivalents. See “Prospectus Supplement Summary—Pending Alagasco Acquisition” in this prospectus supplement for a description of the Transaction.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our common stock is listed on the NYSE under the symbol “LG.” The following table sets forth on a per share basis the high and low sales prices for consolidated trading in our common stock as reported on the NYSE and dividends for the quarters indicated. The closing price of our common stock on June 5, 2014 was $47.19.

	Price Range of Common Stock		Dividend Declared Per Share
	High	Low
Fiscal Year 2012
First Quarter	$42.81	$37.23	$0.415
Second Quarter	43.00	38.58	0.415
Third Quarter	40.39	36.53	0.415
Fourth Quarter	43.47	39.63	0.415
Fiscal Year 2013
First Quarter	44.04	37.35	0.425
Second Quarter	42.89	37.43	0.425
Third Quarter	48.50	41.83	0.425
Fourth Quarter	47.84	42.84	0.425
Fiscal Year 2014
First Quarter	47.82	43.96	0.44
Second Quarter	47.48	43.95	0.44
Third Quarter (through June 5, 2014)	48.00	44.75	0.44

The number of registered shareholders of our common stock at March 31, 2014 was 3,923. We expect to continue our policy of paying regular cash dividends, although there is no assurance as to future dividends because they are dependent on future earnings, capital requirements, financial condition and any contractual restriction or restrictions that may be imposed by our existing or future debt instruments. See “Description of Capital Stock—Description of Common Stock” in the accompanying prospectus.

Quarterly dividends on our common stock have been paid since 1946. However, the declaration of dividends is at the discretion of our Board of Directors and is not guaranteed. The amount of dividends on our common stock, if any, will depend upon the rights of holders of any preferred stock or preference stock we may issue in the future, our results of operations and financial condition, future capital expenditures and investments, any applicable regulatory and contractual restrictions and other factors that our Board of Directors considers relevant.

In addition, substantially all of the utility plant of Laclede Gas is subject to the liens of its first mortgage bonds. The mortgage contains several restrictions on Laclede Gas’ ability to pay cash dividends on its common stock. These provisions are applicable regardless of whether the stock is publicly held or, as has been the case since the formation of The Laclede Group, Inc., as a holding company, held solely by Laclede. Under the most restrictive of these provisions, no cash dividend may be declared or paid if, after the dividend, the aggregate net amount spent for all dividends after September 30, 1953, would exceed a maximum amount determined by a formula set out in the mortgage. Under that formula, the maximum amount is the sum of $8 million plus earnings applicable to its common stock (adjusted for stock repurchases and issuances) for the period from September 30, 1953 to the last day of the quarter before the declaration or payment date for the dividends. As of March 31, 2014 and 2013, respectively, the amount under the mortgage’s formula that was available to pay dividends was $906 million and $393 million, respectively. Thus, all of Laclede Gas’ retained earnings were free from such restrictions as of those dates.

On April 24, 2014, our Board of Directors declared a dividend of $0.440 per share payable on July 2, 2014 to shareholders of record on June 11, 2014. Purchasers of the shares of our common stock offered by this prospectus supplement who are holders of record on such record date will be entitled to receive this dividend.

CONCURRENT EQUITY UNITS OFFERING

Concurrently with this offering of common stock, under a separate prospectus supplement dated the date hereof, we are offering 2,500,000 equity units (2,875,000 equity units if the underwriters’ option to purchase additional equity units is exercised in full) in an underwritten public offering. Each equity unit will have a stated amount of $50 and will consist of a contract to purchase shares of our common stock and initially, a 1/20, or 5%, undivided beneficial ownership interest in $1,000 principal amount of our 2014 Series A 2.00% remarketable junior subordinated notes due 2022. The purchase contracts obligate the holder to purchase, and us to sell, on April 1, 2017, for a price of $50 in cash, a number of shares of our common stock calculated based on the market price of our common stock, subject to anti-dilution adjustments as provided in such purchase contracts. The equity units offering is not contingent on the completion of this offering and this offering is not contingent upon the completion of the equity units offering. We plan to use the proceeds from the equity units offering and the proceeds of this offering to fund a portion of the consideration for the Transaction and pay certain fees and expenses relating to the Transaction. See “Use of Proceeds.”

The foregoing description and other information regarding the equity units offering is included herein solely for informational purposes. Nothing in this prospectus supplement should be construed as an offer to sell, or the solicitation of an offer to buy, any equity units included in the equity units offering.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR NON-US HOLDERS

The following discussion is a general summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock applicable to “non-U.S. holders.” As used herein, a non-U.S. holder means a beneficial owner of our common stock that is neither a “U.S. holder”, as defined below, nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes, and that will hold shares of our common stock as capital assets (i.e., generally, for investment).

For purposes of this summary, a U.S. holder means a beneficial owner of our common stock that is, for U.S. federal income tax purposes, any of the following:

•	a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision thereof;

•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons has the authority to control all substantial decisions of the trust or the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person; or

•	an estate, the income of which is includible in gross income for U.S. income tax purposes regardless of its source.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Such partner or partnership should consult its independent tax advisor as to its tax consequences relating to the purchase, ownership and disposition of our common stock.

This discussion is based on the Internal Revenue Code of 1986, as amended, United States Treasury Regulations and administrative interpretations as of the date of this prospectus supplement, all of which are subject to change, including changes with retroactive effect. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction or any aspects of U.S. estate, generation-skipping or gift tax laws or Medicare tax on investment income. It also does not consider non-U.S. holders subject to special tax treatment under the U.S. federal income tax laws (including partnerships or other pass-through entities, banks and insurance companies, dealers in securities, holders of our common stock as part of a “straddle,” “hedge,” “conversion transaction” or other risk-reduction transaction, controlled foreign corporations, passive foreign investment companies, companies that accumulate earnings to avoid U.S. federal income tax, foreign tax exempt organizations, former U.S. citizens or residents, persons who hold or receive our common stock as compensation and persons subject to the alternative minimum tax). You should consult your tax advisor with respect to the particular tax consequences to you of the purchase, ownership and disposition of our common stock.

Dividends

Distributions of cash or property that we pay on our common stock will be taxable as dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the non-U.S. holder’s tax basis in our common stock, and thereafter will be treated as capital gain. To obtain a reduced rate of withholding for dividends paid, a non-U.S. holder will be required to provide us with an Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable (or applicable successor form), certifying its entitlement to benefits under a treaty.

The withholding of U.S. federal income tax does not apply to dividends paid to a non-U.S. holder who provides an Internal Revenue Service Form W-8ECI (or applicable successor form), certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, where a treaty applies, are attributable to a United States permanent establishment of the non-U.S. holder). Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the non-U.S. holder were a U.S. resident. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) of its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments.

Gain on Disposition of Common Stock

Subject to the discussions under “—Information Reporting Requirements and Backup Withholding” and “—Other Withholding Requirements” below, a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on a sale or other disposition of our common stock unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States, and where a treaty applies, is attributable to a United States permanent establishment of the non-U.S. holder;

•	the non-U.S. holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and meets certain other requirements; or

•	we are or have been a “United States real property holding corporation” (a “USRPHC”), under certain Internal Revenue Code rules, at any time during the shorter of the five-year period ending on the date of such disposition or the non-U.S. holder’s holding period for our common stock.

We believe that we may have been, may currently be, or may become, a USRPHC. Nevertheless, pursuant to an exception for certain interests in publicly traded corporations, even if we are a USRPHC, a non-U.S. holder generally will not be subject to U.S. federal income tax on gain recognized on a disposition of our common stock unless such non-U.S. holder’s shares of our common stock (including shares of our common stock that are attributed to such non-U.S. holder under applicable attribution rules) represent more than 5% of the total fair market value of all of the shares of our common stock at any time during the five-year period ending on the date of disposition of such shares by the non-U.S. holder, assuming that we satisfy certain public trading requirements. We expect to satisfy the applicable public trading requirements, but this cannot be assured. Prospective investors should consult their own tax advisors regarding the application of the exception for certain interests in publicly traded corporations.

Information Reporting Requirements and Backup Withholding

We must report annually to the Internal Revenue Service the entire amount of a distribution on our common stock, whether or not the distribution represents a taxable dividend paid to each non-U.S. holder, the name and address of the recipient, and the amount of any tax withheld. A similar report is sent to the non-U.S. holder. Under tax treaties or other agreements, the Internal Revenue Service may make its reports available to tax authorities in the recipient’s country of residence. A non-U.S. holder must certify its non-U.S. status to avoid backup withholding at the applicable rate on dividends. Generally a non-U.S. holder will provide this certification on Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E (or applicable successor form).

U.S. information reporting and backup withholding generally will not apply to a payment of proceeds of a disposition of our common stock where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. However, a non-U.S. holder must certify its non-U.S. status to avoid information reporting and backup withholding at the applicable rate on disposition proceeds where the transaction is effected by or through a U.S. office of a broker. In addition, U.S. information reporting requirements generally will apply to the proceeds of a disposition effected by or through a non-U.S. office of a U.S. broker, or by a non-U.S. broker with specified connections to the United States.

Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. When withholding results in an overpayment of taxes, a refund may be obtained if the required information is timely furnished to the Internal Revenue Service.

Other Withholding Requirements

Under legislation enacted in 2010, commonly referred to as “FATCA,” and recently finalized U.S. Treasury regulations, a U.S. federal withholding tax of 30% may apply to any dividends on our common stock paid after June 30, 2014 and the gross proceeds from a disposition of our common stock occurring after December 31, 2016, in each case paid to (i) a “foreign financial institution” (as specially defined for purposes of these rules), whether such foreign financial institution is the beneficial owner or an intermediary, unless such foreign financial institution agrees to verify, report and disclose its United States “account” holders (as specially defined for purposes of these rules) and meets certain other specified requirements or (ii) a beneficial owner that is a nonfinancial foreign entity, unless such entity provides a certification that it does not have any substantial United States owners or provides the name, address and taxpayer identification number of each such substantial United States owner and certain other specified requirements are met. Under certain circumstances, refunds or credits of such withholding taxes may be available. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. You should consult your own tax advisors regarding the applicability of FATCA with respect to their ownership and disposition of our common stock.

THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND SHOULD NOT BE VIEWED AS TAX ADVICE. INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF STATE, LOCAL, ESTATE OR FOREIGN TAX LAWS AND TAX TREATIES.

UNDERWRITING

Under the terms and subject to the conditions contained in the underwriting agreement dated June 5, 2014, we have agreed to sell to each of the underwriters named below, for whom Credit Suisse Securities (USA) LLC and Wells Fargo Securities, LLC are acting as representatives, the following respective numbers of shares of our common stock:

Underwriter	Number of Shares
Credit Suisse Securities (USA) LLC	2,340,000
Wells Fargo Securities, LLC	2,340,000
Merrill Lynch, Pierce, Fenner & Smith
Incorporated	1,080,000
Morgan Stanley & Co. LLC	1,080,000
J.P. Morgan Securities LLC	639,000
RBC Capital Markets, LLC	639,000
Stifel, Nicolaus & Company, Incorporated	270,000
Moelis & Company LLC	270,000
Edward D. Jones & Co., L.P.	252,000
Samuel A. Ramirez & Company, Inc.	90,000

Total	9,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all the shares of our common stock in the offering if any are purchased, other than those shares covered by the option to purchase additional shares described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

The underwriters propose to offer the shares of our common stock directly at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of $1.02680 per share. After the public offering of the shares, the underwriters may change the public offering price and concession. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

Option to Purchase Additional Shares

The underwriters have an option to buy up to an additional 1,350,000 shares of our common stock from us to cover sales of shares by the underwriters that exceed the number of shares specified in the table above. The shares purchased under this option will be purchased at the public offering price less the underwriting discounts and commissions. The underwriters have 30 days from the date of this prospectus supplement to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of our common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

Underwriting Discounts and Commissions

The underwriting discounts and commissions are equal to the public offering price per share of our common stock less the amount paid by the underwriters to us per share of our common stock. The underwriting discounts and commissions are $1.71125 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

		Total
	Per Share	No Exercise	Full Exercise
Public offering price	$46.25000	$416,250,000.00	$478,687,500.00
Underwriting discounts and commissions to be paid by Laclede	$1.71125	$15,401,250.00	$17,711,437.50
Proceeds, before expenses, to Laclede	$44.53875	$400,848,750.00	$460,976,062.50

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $1.0 million.

A prospectus supplement and accompanying prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We and our directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which we and each of these persons, with limited exceptions, for a period of 60 days after the date of this prospectus supplement, may not, without the prior written consent of the representatives, (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock (including, without limitation, our common stock which may be deemed to be beneficially owned by us or such directors or executive officers in accordance with the rules and regulations of the SEC and securities which may be issued pursuant to any stock incentive plan, employee stock purchase plan or dividend reinvestment plan) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise. In addition, our directors and executive officers may not, without the prior written consent of the representatives, during the period ending 60 days after the date of the prospectus supplement, make any demand for or exercise any right with respect to, the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Our common stock is listed on the NYSE under the symbol “LG.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involve making bids for, purchasing and selling shares of our common stock in the open market for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These stabilizing transactions may include making short sales of our common stock, which involves the sale by the underwriters of a greater number of shares of our common stock than they are required to purchase in this offering, and purchasing shares of our common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to the SEC’s Regulation M, they may also engage in other activities that stabilize, maintain or otherwise affect the price of our common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase our common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock, and, as a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

The securities offered by this prospectus supplement and accompanying prospectus may not be offered or sold, directly or indirectly, nor may this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement or accompanying prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement and accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and accompanying prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and our affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In particular, certain affiliates of the underwriters are lenders under our credit facility and are parties to the Bridge Loan Facility commitment letter related to the Transaction. In connection with the Transaction, Moelis & Company LLC is our exclusive financial advisor.

In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Notice to Prospective Investors in the United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this prospectus supplement and accompanying prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances that do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State, and the expression EU Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Notice to Prospective Investors in Switzerland

This document as well as any other material relating to the securities which are the subject of the offering contemplated by this prospectus does not constitute an issue prospectus pursuant to Articles 652a or 1156 of the Swiss Code of Obligations. The securities will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the securities, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange. The securities are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the securities with the intention to distribute them to the public. The investors will be individually approached by us from time to time. This document as well as any other material relating to the securities is personal and confidential and does not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied or distributed to the public in (or from) Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The securities to which this prospectus supplement relates may be illiquid or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K for the year ended September 30, 2013, and the effectiveness of The Laclede Group, Inc. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The audited historical financial statements of Alabama Gas Corporation included in Exhibit 99.1 of The Laclede Group, Inc.’s Current Report on Form 8-K dated June 3, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Missouri Gas Energy as of December 31, 2012 and 2011, and for the period from March 26, 2012 to December 31, 2012, the period from January 1, 2012 to March 25, 2012, and the years ended December 31, 2011 and 2010, incorporated by reference in this prospectus supplement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares of our common stock offered hereby will be passed upon for us by Mark C. Darrell, who serves as our Senior Vice President, General Counsel and Chief Compliance Officer. Certain additional legal matters in connection with the offering will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP, New York, New York. Mr. Darrell is a salaried employee and earns stock-based compensation on our common stock. As of March 31, 2014, Mr. Darrell beneficially owned 29,947 shares of our common stock. Pursuant to various stock and employee benefit plans, Mr. Darrell is eligible to purchase and receive shares of our common stock and to receive options to purchase shares of our common stock. Certain legal matters in connection with this offering will be passed upon for the underwriters by Pillsbury Winthrop Shaw Pittman LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We file annual, quarterly and current reports, and other information with the SEC. These SEC filings are available over the Internet at the SEC’s web site at “http://www.sec.gov” or on our own website at “http://www.thelacledegroup.com.” Information contained on our website does not constitute part of this prospectus. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the Public Reference Room.

Incorporation by Reference

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means we can disclose important information by referring you to those documents. The information we incorporate by reference is an important part of this prospectus supplement and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below. Additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this prospectus supplement and the termination of this offering of our common stock are also incorporated herein by reference. These documents contain important information about us and our finances. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

SEC Filings (File No.1-16681)	Period or Date Filed
Annual Report on Form 10-K	Fiscal year ended September 30, 2013 as amended by the Form 10-K/A, filed on May 15, 2014

Quarterly Reports on Form 10-Q	Quarters ended December 31, 2013, as amended by the Form 10-Q/A, filed on May 15, 2014, and March 31, 2014, as amended by the Form 10-Q/A, filed on May 15, 2014

Current Reports on Form 8-K	Filed on May 20, 2013 (with respect to Item 8.01, other than Exhibit 99.3), August 6, 2013 (with respect to Item 8.01, other than Exhibit 99.2), December 9, 2013, January 15, 2014, January 27, 2014, January 31, 2014, February 21, 2014, April 7, 2014 (with respect to Item 1.01), May 7, 2014 and June 3, 2014.

You may request a copy of these filings at no cost by writing or telephoning us at the following address:

The Laclede Group, Inc.

Attn: Investor Relations

720 Olive Street, 13th Floor

St. Louis, Missouri 63101

(314) 342-0873

PROSPECTUS

Senior Debt Securities

Junior Subordinated Debt Securities

Preferred Stock

Common Stock

Stock Purchase Contracts

Stock Purchase Units

We may offer for sale, from time to time, either separately or together in any combination, the securities described in this prospectus. Each time we sell securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

We may sell the offered securities through the solicitation of proposals of underwriters or dealers to purchase the offered securities, through underwriters or dealers on a negotiated basis, through agents or directly to a limited number of purchasers or to a single purchaser. The supplements to this prospectus will describe the terms of any particular plan of distribution, including any underwriting arrangements. Please see the “Plan of Distribution” section of this prospectus.

Investing in our securities involves risks that are described in the “Risk Factors” section of this prospectus as well as in our annual, quarterly, and current reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, which are incorporated by reference into this prospectus.

Our common stock trades on the New York Stock Exchange under the symbol “LG.”

Our address is 720 Olive Street, St. Louis, Missouri 63101 and our telephone number is 314-342-0500.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 3, 2014

As permitted under the rules of the Securities and Exchange Commission (“SEC”), this prospectus incorporates important information about us that is contained in documents that we file with the SEC but that is not included in or delivered with this prospectus. You may obtain copies of these documents without charge from the website maintained by the SEC at www.sec.gov as well as other sources. See “Where You Can Find More Information.” You may also obtain copies of the incorporated documents, without charge, upon written or oral request to The Laclede Group, Inc., 720 Olive Street, St. Louis, MO 63101, Attention: Investor Services (314-342-0878).

We have not authorized anyone to provide you with any information other than information incorporated by reference or provided in this prospectus and any prospectus supplement. We can take no responsibility for, and can provide no assurances as to the reliability of, any information that others may give you. We will not make an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of those documents. Our business, financial condition, result of operations, and prospects may have changed since that date.

The distribution of this prospectus may be restricted by law in certain jurisdictions. This prospectus does not constitute, and may not be used in connection with an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation.

The terms “we,” “our,” “us” and “Laclede” refer to The Laclede Group, Inc. and its subsidiaries unless the context suggests otherwise. The term “you” refers to a prospective investor.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, we may offer and sell, from time to time, any combination of securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. The registration statement we filed with the SEC includes or incorporates by reference exhibits that provide more detail on descriptions of matters discussed in this prospectus. Each time we offer and sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. You should read this prospectus and the related exhibits filed with the SEC and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

RISK FACTORS

Investing in our securities involves risks. Before making an investment decision, you should read and carefully consider the risk factors described in our annual, quarterly and current reports filed with the SEC, which are incorporated by reference into this prospectus, as well as other information we include or incorporate by reference in this prospectus before making an investment decision. The prospectus supplement applicable to each type or series of securities we offer may contain a discussion of additional risks applicable to an investment in us and the particular types of securities we are offering under that prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, and other information with the SEC. These SEC filings are available over the Internet at the SEC’s web site at “http://www.sec.gov” or on our own website at “http://www.thelacledegroup.com.” Information contained on our website does not constitute part of this prospectus. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the Public Reference Room.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means we can disclose important information by referring you to those documents. The information we incorporate by reference is an important part of this prospectus or any prospectus supplement relating to an offering of our securities and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 and 15 of the Securities Exchange Act of 1934, as amended, from the time we file the registration statement of which this prospectus is a part until we sell all of the securities. These documents contain important information about us and our finances. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

SEC Filings (File No.1-16681)	Period/Date Filed
Annual Report on Form 10-K	Year ended September 30, 2013 (as amended by our Annual Report on Form 10-K/A filed on May 15, 2014)
Quarterly Report on Form 10-Q	Quarters ended December 31, 2013 and March 31, 2014 (each as amended by our applicable Quarterly Report on Form 10-Q/A filed on May 15, 2014)
Current Reports on Form 8-K	May 20, 2013 (with respect to Item 8.01, other
than Exhibit 99.3)

August 6, 2013 (with respect to Item 8.01, other
than Exhibit 99.2)

December 9, 2013

January 15, 2014

January 27, 2014

January 31, 2014

February 21, 2014

April 7, 2014 (with respect to Item 1.01)

May 7, 2014

June 3, 2014

You may request a copy of these filings at no cost by writing or telephoning us at the following address:

The Laclede Group, Inc.

Attn: Investor Relations

720 Olive Street, 13th Floor

St. Louis, Missouri 63101

(314) 342-0878

FORWARD-LOOKING STATEMENTS

Certain matters contained in or incorporated by reference in this prospectus, excluding historical information, include forward-looking statements. Certain words, such as “may,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “seek,” and similar words and expressions identify forward-looking statements that involve uncertainties and risks. Future developments may not be in accordance with our expectations or beliefs and the effect of future developments may not be those anticipated. Among the factors that may cause results to differ materially from those contemplated in any forward-looking statement are:

•	weather conditions and catastrophic events, particularly severe weather in the natural gas producing areas of the country;

•

volatility in gas prices, particularly sudden and sustained changes in natural gas prices, including the related impact on margin deposits associated with the use of natural gas derivative instruments;

•	the impact of changes and volatility in natural gas prices on our competitive position in relation to suppliers of alternative heating sources, such as electricity;

•

changes in gas supply and pipeline availability, including decisions by natural gas producers to reduce production or shut in producing natural gas wells, expiration of existing supply and transportation arrangements that are not replaced with contracts with similar terms and pricing, as well as other changes that impact supply for and access to the markets in which our subsidiaries transact business;

•	legislative, regulatory and judicial mandates and decisions, some of which may be retroactive, including those affecting

•	allowed rates of return

•	incentive regulation

•	industry structure

•	purchased gas adjustment provisions

•	rate design structure and implementation

•	regulatory assets

•	non-regulated and affiliate transactions

•	franchise renewals

•	environmental or safety matters, including the potential impact of legislative and regulatory actions related to climate change and pipeline safety

•	taxes

•	pension and other postretirement benefit liabilities and funding obligations

•	accounting standards, including the effect of potential changes relative to adoption of or convergence with international accounting standards;

•	the results of litigation;

•	retention of, ability to attract, ability to collect from, and conservation efforts of, customers;

•

capital and energy commodity market conditions, including the ability to obtain funds with reasonable terms for necessary capital expenditures and general operations and the terms and conditions imposed for obtaining sufficient gas supply;

•	discovery of material weakness in internal controls; and

•	employee workforce issues.

In addition, actual results may differ materially from those contemplated in any forward-looking statement due to the timing and likelihood of the closing of our purchase of all of the outstanding shares of Alabama Gas Corporation from Energen Corporation, and the other risk factors discussed in “Risk Related to the Company’s Acquisition Agreement with Energen” under Item 1A of Part II of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, as amended, which is incorporated by reference.

Readers are urged to consider the risks, uncertainties and other factors that could affect our business as described in this prospectus and the information incorporated by reference herein. All forward-looking statements made or incorporated by reference in this prospectus rely upon the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. We do not, by including this statement, assume any obligation to review or revise any particular forward-looking statement in light of future events.

THE LACLEDE GROUP

We are a public utility holding company. We have two key business segments: Gas Utility and Gas Marketing. The Gas Utility segment includes the regulated operations of Laclede Gas Company, or Laclede Gas. Laclede Gas is a public utility engaged in the retail distribution and sale of natural gas, and is the largest natural gas distribution utility in Missouri, serving more than 1.13 million residential, commercial and industrial customers. Laclede Gas serves St. Louis and eastern Missouri and, since its acquisition of the gas distribution assets of Missouri Gas Energy on September 1, 2013, Kansas City and western Missouri. The Gas Marketing segment includes Laclede Energy Resources, Inc., a wholly owned subsidiary engaged in the marketing of natural gas and related activities on a non-regulated basis. For more information about us and our business you should refer to the additional information described under the caption “Where You Can Find More Information.”

Our principal offices are located at 720 Olive Street, St. Louis, Missouri, 63101 and our telephone number is 314-342-0500.

USE OF PROCEEDS

Unless we state otherwise in any applicable prospectus supplement, we intend to use the net proceeds from any sale of the offered securities for general corporate purposes, including for working capital, repaying indebtedness, and funding capital projects and acquisitions.

We may set forth additional information on the use of net proceeds from a particular offering of securities in the prospectus supplement relating to that offering.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of earnings to fixed charges for the respective periods indicated:

	Fiscal Year Ended September 30,					12 Months Ended
	2009	2010	2011	2012	2013	March 31, 2014
Ratio of earnings to fixed charges	4.06	3.83	4.42	4.35	3.30	4.14

For purposes of computing the ratios of earnings to fixed charges, earnings consist of income from continuing operations plus applicable income taxes and fixed charges. Fixed charges include all interest expense and the portion of rent expense deemed representative of the interest component.

DESCRIPTION OF DEBT SECURITIES

General

The description below contains summaries of selected provisions of the indentures, including supplemental indentures, under which the unsecured debt securities will be issued. These summaries are not complete. The indentures and the form of the supplemental indentures applicable to the debt securities are exhibits to the registration statement. You should read them for provisions that may be important to you.

We are not required to issue future issues of indebtedness under the indentures described in this prospectus. We are free to use other indentures or documentation, containing provisions different from those described in this prospectus, in connection with future issues of other indebtedness not under this registration statement.

The debt securities will be represented either by global senior debt securities registered in the name of The Depository Trust Company (“DTC”), as depository (“Depository”), or its nominee, or by securities in certificated form issued to the registered owners, as set forth in the applicable prospectus supplement. See the information under the heading “Book-Entry Securities” in this prospectus.

Unless otherwise provided, we may reopen a series without the consent of the holders of the debt securities of that series for issuance of additional debt securities of that series. Unless otherwise described in the applicable prospectus supplement, neither indenture described above limits or will limit the aggregate amount of debt, including secured debt, we or our subsidiaries may incur.

The following briefly summarizes the material provisions of the indentures and the debt securities. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. The indentures have been filed as exhibits to the registration statement of which this prospectus is a part. Copies of the indentures may also be obtained from us or the applicable trustee.

The applicable prospectus supplement relating to any series of debt securities will describe the following terms, where applicable:

•	the title of the debt securities;

•	whether the debt securities will be senior or subordinated debt;

•	the total principal amount of the debt securities;

•	the percentage of the principal amount at which the debt securities will be sold and, if applicable, the method of determining the price;

•	the maturity date or dates or the method of determining the maturity date or dates;

•	the interest rate or the method of computing the interest rate;

•	the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment date or dates and any related record dates;

•	the location where payments on the debt securities will be made;

•	the terms and conditions on which the debt securities may be redeemed at our option;

•	any of our obligations to redeem, purchase or repay the debt securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment;

•	any provisions for the discharge of our obligations relating to the debt securities by deposit of funds or United States government obligations;

•	whether the debt securities are to trade in book-entry form and the terms and any conditions for exchanging the global security in whole or in part for paper certificates;

•	any material provisions of the applicable indenture described in this prospectus that do not apply to the debt securities;

•	any additional events of default; and

•	any other specific terms of the debt securities.

Federal income tax consequences and other special considerations applicable to any debt securities issued by us at a discount may be described in the applicable prospectus supplement.

Registration, Transfer and Exchange. Unless otherwise indicated in the applicable prospectus supplement, each series of debt securities will initially be issued in the form of one or more global securities, in registered form, without coupons, as described under “Book-Entry Securities.” The global securities will be registered in the name of DTC, as depositary, or its nominee, and deposited with, or on behalf of, the depositary. Except in the circumstances described under “Book-Entry Securities,” owners of beneficial interests in a global security will not be entitled to have debt securities registered in their names, will not receive or be entitled to receive physical delivery of any debt securities and will not be considered the registered holders thereof under the debt indenture.

Debt securities of any series will be exchangeable for other debt securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Subject to the terms of the applicable indenture and the limitations applicable to global securities, debt securities may be presented for exchange or registration of transfer, duly endorsed or accompanied by a duly executed instrument of transfer, at the office of any security registrar we may designate for that purpose, without service charge but upon payment of any taxes and other governmental charges as described in the applicable indenture.

Unless otherwise indicated in the applicable prospectus supplement, the security registrar will be the trustee under the applicable indenture. We may at any time designate additional security registrars or rescind the designation of any security registrar or approve a change in the office through which any security registrar acts, except that we will be required to maintain a security registrar in each place of payment for the debt securities of each series.

Payment and Paying Agents. Principal of and interest and premium, if any, on debt securities issued in the form of global securities will be paid in the manner described under “Book-Entry Securities.”

Unless otherwise indicated in the applicable prospectus supplement, the principal of and any premium and interest on debt securities of a particular series in the form of certificated securities will be payable at the office of the trustee or at the authorized office of any paying agent or paying agents upon presentation and surrender of such debt securities. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All monies we pay to a trustee or a paying agent for the payment of the principal of, and premium or interest, if any, on, any debt security that remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to us. The holder of such debt security thereafter may look only to us for payment thereof, subject to the laws of unclaimed property.

Redemption. Any terms for the optional or mandatory redemption of the debt securities will be set forth in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, debt securities will be redeemable by us only upon notice not less than 30 (or, in the case of junior subordinated debt securities, 20) nor more than 60 days prior to the date fixed for redemption, and, if less than all the debt securities of a series are to be redeemed, the particular debt securities to be redeemed will be selected by the method provided for that particular series, or in the absence of any such provision, by the trustee in the manner it deems fair and appropriate and, in the case of debt securities issued in the form of global securities, in accordance with the depository’s applicable procedures.

Any notice of redemption at our option may state that redemption will be conditional upon receipt by the trustee or the paying agent or agents, on or prior to the date fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest on, the debt securities and that if that money has not been so received, the notice will be of no force and effect and we will not be required to redeem the debt securities.

Annual Notice to Trustee. We will provide to each trustee an annual statement by an appropriate officer as to our compliance with all conditions and covenants under the applicable indenture.

Notices. Notices to holders of debt securities will be given by mail to the addresses of the holders as they may appear in the security register for the applicable debt securities.

Title. We, the trustee, and any agents of us or the trustee, may treat the person in whose name debt securities are registered as the absolute owner of those debt securities, whether or not those debt securities may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary.

Governing Law. Each indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee. The Bank of New York Mellon is the trustee under the senior debt indenture. U.S. Bank National Association is the trustee under the junior subordinated debt indenture.

A trustee may resign at any time by giving written notice to us or may be removed at any time by act of the holders of a majority in principal amount of all series of debt securities then outstanding delivered to the trustee and us. No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee.

Each indenture provides that our obligations to compensate the trustee and reimburse the trustee for expenses, disbursements and advances will be secured by a lien prior to that of the applicable senior debt securities upon the property and funds held or collected by the trustee as such, except funds held in trust for the payment of principal of, or interest, if any, on, such securities.

Consolidation, Merger or Sale of Assets. Each indenture provides that we will not consolidate with or merge into, or sell, lease or convey our property as an entirety or substantially as an entirety to any other person unless the successor corporation assumes our obligations under the debt securities and the indentures and is organized and existing under the laws of the United States, any state thereof or the District of Columbia.

Senior Debt Securities

General. The senior debt securities will be unsecured and issued under the senior debt indenture between us and The Bank of New York Mellon and, unless otherwise specified in the applicable prospectus supplement, will rank equally with our other unsecured and senior indebtedness. The senior debt indenture does not limit the aggregate principal amount of senior debt securities that may be issued under the senior debt indenture. The following summaries of some important provisions of the senior debt indenture (including its supplements) are not complete and are subject to, and qualified in their entirety by, all of the provisions of the senior debt indenture, which is an exhibit to the registration statement of which this prospectus forms a part.

Ranking. The senior debt securities will be our direct unsecured general obligations and will rank equally with all of our other unsecured and unsubordinated debt.

We are a holding company that derives substantially all of our income from our operating subsidiaries and primarily from our utility subsidiary. As a result, our cash flows and consequent ability to service our debt, including the senior debt securities, are dependent upon the earnings of our subsidiaries and distribution of those earnings to us and other payments or distributions of funds by our subsidiaries to us, including payments of principal and interest under intercompany indebtedness. Our operating subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any dividends or make any other distributions (except for payments required under the terms of intercompany indebtedness) to us or to otherwise pay amounts due with respect to the senior debt securities or to make specific funds available for such payments. Various financing arrangements, charter provisions and regulatory requirements may impose certain restrictions on the ability of our subsidiaries to transfer funds to us in the form of cash dividends, loans or advances. Furthermore, except to the extent we have a priority or equal claim against our subsidiaries as a creditor, the senior debt securities will be effectively subordinated to debt and preferred stock at the subsidiary level because, as the direct or indirect common shareholder of our subsidiaries, we will be subject to the prior claims of creditors and holders of preferred stock of our subsidiaries.

Events of Default. Each of the following will constitute an event of default under the senior debt indenture with respect to senior debt securities of any series:

•	failure to pay principal of or premium, if any, on any senior debt security of that series, as the case may be, within three business days after maturity;

•	failure to pay interest on the senior debt securities of such series within 60 days after the same becomes due and payable;

•

failure to perform or breach of any of our other covenants or warranties in the senior debt indenture (other than a covenant or warranty solely for the benefit of one or more series of senior debt securities other than that series) for 90 days after written notice to us by the trustee or to us and the trustee by the holders of at least 33% in aggregate principal amount of the outstanding senior debt securities of that series;

•	certain events of bankruptcy, insolvency, reorganization, assignment or receivership; or

•	any other event of default specified in the applicable prospectus supplement with respect to senior debt securities of a particular series.

No event of default with respect to the senior debt securities of a particular series necessarily constitutes an event of default with respect to the senior debt securities of any other series issued under the senior debt indenture.

If an event of default with respect to any series of senior debt securities occurs and is continuing, then either the trustee for such series or the holders of at least 33% in aggregate principal amount of the outstanding senior debt securities of that series, by notice in writing, may declare the principal amount of and interest on all of the senior debt securities of that series to be due and payable immediately. However, if the event of default applies to more than one series of senior debt securities under the senior debt indenture, the trustee for that series or the holders of at least 33% in aggregate principal amount of the outstanding senior debt securities of all those series, considered as one class, and not the holders of the senior debt securities of any one of such series, may make such declaration of acceleration.

At any time after an acceleration with respect to the senior debt securities of any series has been declared, but before a judgment or decree for the payment of the money due has been obtained, the event or events of default giving rise to such acceleration will be considered waived, and the acceleration will be considered rescinded and annulled, if

•

we pay or deposit with the trustee for such series a sum sufficient to pay all matured installments of interest on all senior debt securities of that series, the principal of and premium, if any, on the senior debt securities of that series that have become due otherwise than by acceleration and interest, if any, thereon at the rate or rates specified in such senior debt securities, interest, if any, upon overdue installments of interest at the rate or rates specified in such senior debt securities, to the extent that payment of such interest is lawful, and all amounts due to the trustee for that series under the senior debt indenture; or

•	any other event or events of default with respect to the senior debt securities of such series have been cured or waived as provided in the senior debt indenture.

However, no such waiver or rescission and annulment shall extend to or shall affect any subsequent default or impair any related right.

There is no automatic acceleration, even in the event of our bankruptcy, insolvency or reorganization.

Other than its duties in case of an event of default, the trustee is not obligated to exercise any of its rights or powers under the senior debt indenture at the request, order or direction of any of the holders, unless the holders offer the trustee a reasonable indemnity. If they provide a reasonable indemnity, the holders of a majority in principal amount of any series of senior debt securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any power conferred upon the trustee. However, if the event of default relates to more than one series, only the holders of a majority in aggregate principal amount of all affected series will have the right to give this direction. The trustee is not obligated to comply with directions that conflict with law or other provisions of the senior debt indenture.

No holder of senior debt securities of any series will have any right to institute any proceeding under the senior debt indenture, or to exercise any remedy under the senior debt indenture, unless:

•	the holder has previously given to the trustee written notice of a continuing event of default;

•

the holders of a majority in aggregate principal amount of the outstanding senior debt securities of all series in respect of which an event of default shall have occurred and be continuing have made a written request to the trustee and have offered reasonable indemnity to the trustee to institute proceedings; and

•	the trustee has failed to institute any proceeding for 60 days after notice and has not received any direction inconsistent with the written request of holders during that period.

However, the limitations discussed above do not apply to a suit by a holder of a debt security for payment of the principal of, or premium, if any, or interest, if any, on, a senior debt security on or after the applicable due date.

Modification and Waiver. We and the trustee may enter into one or more supplemental indentures without the consent of any holder of senior debt securities for any of the following purposes:

•	to evidence the assumption by any permitted successor of our covenants in the senior debt indenture and in the senior debt securities;

•	to add additional covenants or to surrender any of our rights or powers under the senior debt indenture;

•	to add additional events of default;

•

to change, eliminate, or add any provision to the senior debt indenture; provided, however, if the change, elimination, or addition will adversely affect the interests of the holders of senior debt securities of any series in any material respect, such change, elimination, or addition will become effective only:

•	when the consent of the holders of senior debt securities of such series has been obtained in accordance with the senior debt indenture; or

•	when no debt securities of the affected series remain outstanding under the senior debt indenture;

•	to provide collateral security for all but not part of the senior debt securities;

•	to establish the form or terms of senior debt securities of any other series as permitted by the senior debt indenture;

•	to provide for the authentication and delivery of bearer securities and coupons attached thereto;

•	to evidence and provide for the acceptance of appointment of a successor trustee;

•	to provide for the procedures required for use of a noncertificated system of registration for the senior debt securities of all or any series;

•	to change any place where principal, premium, if any, and interest shall be payable, debt securities may be surrendered for registration of transfer or exchange and notices to us may be served; or

•

to cure any ambiguity or inconsistency or to make any other provisions with respect to matters and questions arising under the senior debt indenture; provided that such action shall not adversely affect the interests of the holders of senior debt securities of any series in any material respect.

The holders of a majority in aggregate principal amount of the senior debt securities of all series then outstanding may waive our compliance with certain restrictive provisions of the senior debt indenture. The holders of a majority in principal amount of the outstanding senior debt securities of any series may waive any past default under the senior debt indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest and certain covenants and provisions of the senior debt indenture that cannot be modified or be amended without the consent of the holder of each outstanding senior debt security of the series affected.

If the Trust Indenture Act of 1939 is amended after the date of the senior debt indenture in such a way as to require changes to the senior debt indenture, the senior debt indenture will be deemed to be amended so as to conform to the amendment of the Trust Indenture Act of 1939. We and the trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence such an amendment.

The consent of the holders of a majority in aggregate principal amount of the senior debt securities of all series then outstanding is required for all other modifications to the senior debt indenture. However, if less than all of the series of senior debt securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of all series that are directly affected will be required. No such amendment or modification may:

•

change the stated maturity of the principal of, or any installment of principal of or interest on, any senior debt security, or reduce the principal amount of any senior debt security or its rate of interest or change the method of calculating such interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any senior debt security, without the consent of the holder;

•

reduce the percentage in principal amount of the outstanding senior debt securities of any series whose consent is required for any supplemental indenture or any waiver of compliance with a provision of the senior debt indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without the consent of all the holders of the series; or

•

modify certain of the provisions of the senior debt indenture relating to supplemental indentures, waivers of certain covenants and waiver of past defaults with respect to the senior debt securities of any series, without the consent of the holder of each outstanding senior debt security affected thereby.

A supplemental indenture that changes the senior debt indenture solely for the benefit of one or more particular series of senior debt securities, or modifies the rights of the holders of senior debt securities of one or more series, will not affect the rights under the senior debt indenture of the holders of the senior debt securities of any other series.

The senior debt indenture provides that senior debt securities owned by us, any of our affiliates or anyone else required to make payment on the senior debt securities shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent.

We may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other act of the holders, but we shall have no obligation to do so. If a record date is fixed for that purpose, the request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding senior debt securities have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose, the outstanding senior debt securities shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder shall bind every future holder of the same senior debt securities and the holder of every senior debt security issued upon the registration of transfer of or in exchange for those senior debt securities. A transferee will be bound by acts of the trustee or us taken in reliance upon an act of holders whether or not notation of that action is made upon that senior debt security.

Satisfaction and Discharge. We will be discharged from our obligations on the senior debt securities of a particular series, or any portion of the principal amount of the senior debt securities of such series, if we irrevocably deposit with the trustee sufficient cash or government securities to pay the principal, or portion of principal, interest, any premium and any other sums when due on the senior debt securities of such series at their maturity, stated maturity date, or redemption.

The indenture will be deemed satisfied and discharged when no senior debt securities remain outstanding and when we have paid all other sums payable by us under the senior debt indenture.

Junior Subordinated Debt Securities

General. The junior subordinated debt securities will be unsecured and issued under the junior subordinated debt indenture between us and U.S. Bank National Association and, unless otherwise specified in the applicable prospectus supplement, will rank equally with our other unsecured and subordinated indebtedness. The junior subordinated debt indenture does not limit the aggregate principal amount of junior subordinated debt securities that may be issued under the junior subordinated debt indenture. The following summaries of some important provisions of the junior subordinated debt indenture (including its supplements) are not complete and are subject to, and qualified in their entirety by, all of the provisions of the junior subordinated debt indenture, which is an exhibit to the registration statement of which this prospectus forms a part.

Subordination. Unless otherwise specified in the applicable prospectus supplement, the junior subordinated debt securities will rank subordinated and junior in right of payment, to the extent set forth in the junior subordinated indenture, to all of our “priority indebtedness.”

“Priority Indebtedness” means the principal, premium, interest and any other payment in respect of any of the following:

•	all of our current and future indebtedness for borrowed or purchase money whether or not evidenced by notes, debentures, bonds or other similar written instruments;

•	our obligations under synthetic leases, finance leases and capitalized leases;

•	our obligations for reimbursement under letters of credit, surety bonds, banker’s acceptances, security purchase facilities or similar facilities issued for our account;

•

any of our other indebtedness or obligations with respect to derivative contracts, including commodity contracts, interest rate, commodity and currency swap agreements, forward contracts and other similar agreements or arrangements; and

•	all indebtedness of others of the kinds described in the preceding categories which we have assumed, endorsed or guaranteed or with respect to which we have a similar contingent obligation.

However, “Priority Indebtedness” will not include trade accounts payable, accrued liabilities arising in the ordinary course of business, indebtedness to our subsidiaries, and any other indebtedness that effectively by its terms, or expressly provides that it, ranks on parity with, or junior to, the junior subordinated debt securities.

If we default in the payment of principal of or interest on any priority indebtedness when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the junior subordinated debt securities issued under the subordinated indenture. If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us, our creditors or our property, then all priority indebtedness must be paid in full before any payment may be made to any holders of junior subordinated debt securities. Holders of junior subordinated debt securities must return and deliver any payments received by them directly to the holders of priority indebtedness until all priority indebtedness is paid in full.

The junior subordinated debt indenture does not limit the total amount of priority indebtedness that may be issued.

Events of Default. The junior subordinated debt indenture provides that events of default regarding any series of junior subordinated debt securities include the following events that shall have occurred and be continuing:

•	failure to pay required interest on the series of junior subordinated debt securities for 30 days;

•	failure to pay when due principal on the series of junior subordinated debt securities;

•	failure to perform, for 90 days after notice, any other covenant in the junior subordinated indenture applicable to the series of junior subordinated debt securities; and

•	certain events of bankruptcy or insolvency, whether voluntary or not.

If an event of default regarding junior subordinated debt securities of any series should occur and be continuing, either the junior subordinated debt securities trustee or the holders of at least 25% in total principal amount of outstanding junior subordinated debt securities of a series may declare each junior subordinated debt security of that series immediately due and payable.

Holders of a majority in total principal amount of the outstanding junior subordinated debt securities of any series will be entitled to control certain actions of the junior subordinated debt securities trustee and to waive past defaults regarding that series. The trustee generally will not be required to take any action requested, ordered or directed by any of the holders of junior subordinated debt securities, unless one or more of those holders shall have offered to the trustee reasonable security or indemnity.

Before any holder of any series of junior subordinated debt securities may institute action for any remedy, except payment on that holder’s junior subordinated debt securities when due, the holders of not less than a majority in principal amount of the junior subordinated debt securities of that series outstanding must request the junior subordinated debt securities trustee to take action. Holders must also offer and give the junior subordinated debt securities trustee satisfactory security and indemnity against liabilities incurred by the trustee for taking that action.

We are required to annually furnish the junior subordinated debt securities trustee a statement as to our compliance with all conditions and covenants under the junior subordinated debt indenture. The junior subordinated debt securities trustee is required, within 90 days after the occurrence of a default with respect to a series of junior subordinated debt securities, to give notice of all defaults affecting that series of junior subordinated debt securities to each holder of such series. However, the junior subordinated debt indenture provides that the junior subordinated debt securities trustee may withhold notice to the holders of the junior subordinated debt securities of any series of any default affecting such series, except payment of principal or interest on holders’ junior subordinated debt securities when due, if we, in some cases with the trustee’s input, consider withholding notice to be in the interests of the holders of the junior subordinated debt securities of that series.

Modification and Waiver. The junior subordinated debt indenture permits us and the junior subordinated debt securities trustee to enter into supplemental indentures without the consent of the holders of the junior subordinated debt securities to:

•	establish the form and terms of any series of securities under the junior subordinated debt indenture;

•	secure the notes or debentures with property or assets;

•	evidence the succession of another corporation to us, and the assumption by the successor corporation of our obligations, covenants and agreements under the subordinated indenture;

•	add covenants from us for the benefit of the holders of the junior subordinated debt securities;

•

add or change any of the provisions of the junior subordinated debt indenture to permit or facilitate the issuance of junior subordinated debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

•

change or eliminate any provisions of the junior subordinated debt indenture; provided, however, that any such change or elimination shall become effective only when there are no junior subordinated debt securities of any series outstanding created prior to the execution of such supplemental indenture which are entitled to the benefit of such provision;

•	qualify, or maintain the qualification of, the junior subordinated debt indenture under the Trust Indenture Act;

•

cure any ambiguity or correct or supplement any provision in the junior subordinated debt indenture or any supplement to the junior subordinated debt indenture, provided that the action does not adversely affect the interests of the holders of the junior subordinated debt securities in any material respect; and

•	evidence and provide for the acceptance of a successor trustee.

The junior subordinated debt indenture also permits us and the junior subordinated debt securities trustee, with the consent of the holders of a majority in total principal amount of the junior subordinated debt securities of all series then outstanding and affected (voting as one class), to change in any manner the provisions of the junior subordinated debt indenture or modify in any manner the rights of the holders of the junior subordinated debt securities of each such affected series. We and the trustee may not, without the consent of the holder of each of the junior subordinated debt securities affected, enter into any supplemental indenture to:

•	change the time of payment of the principal;

•	reduce the principal amount of the junior subordinated debt securities;

•	reduce the rate or extend the time of payment of interest on the junior subordinated debt securities;

•	reduce any amount payable upon redemption of the junior subordinated debt securities;

•	modify the provisions with respect to the subordination of outstanding junior subordinated debt securities of any series in a manner adverse to the holders thereof; or

•	impair the right to institute suit for the enforcement of any payment on any junior subordinated debt securities when due.

In addition, no modification may reduce the percentage in principal amount of the junior subordinated debt securities of the affected series, the consent of whose holders is required for that modification or for any waiver provided for in the junior subordinated debt indenture.

Before the acceleration of the maturity of any junior subordinated debt securities, the holders, voting as one class, of a majority in total principal amount of the junior subordinated debt securities with respect to which a default or event of default has occurred and is continuing, may, on behalf of the holders of all such affected junior subordinated debt securities, waive any past default or event of default and its consequences, except a default or event of default in the payment of the principal or interest or in respect of a covenant or provision of the applicable indenture or of any junior subordinated debt securities that cannot be modified or amended without the consent of the holder of each of the junior subordinated debt securities affected.

Satisfaction and Discharge. The junior subordinated debt indenture provides that, at our option, we will be discharged from all obligations in respect of the junior subordinated debt securities of a particular series then outstanding (except for certain obligations to register the transfer of or exchange the junior subordinated debt securities of that series, to replace stolen, lost or mutilated junior subordinated debt securities of that series, and to maintain paying agencies) if all of the securities of such series have become due and payable, or are to become due and payable within one year, and we, in each case, irrevocably deposit in trust with the relevant trustee money and/or securities backed by the full faith and credit of the United States that through the payment of the principal thereof and the interest thereon in accordance with their terms, will provide money in an amount sufficient to pay all the principal and interest on the junior subordinated debt securities of that series on the stated maturities of the junior subordinated debt securities in accordance with the terms thereof.

DESCRIPTION OF CAPITAL STOCK

General

The following descriptions of our preferred and common stock and the relevant provisions of our articles of incorporation and bylaws are summaries. These summaries are qualified by reference to (1) our articles of incorporation and bylaws that have been previously filed with the SEC and are exhibits to the registration statement of which this prospectus is a part and (2) the applicable provisions of The Missouri General and Business Corporation Law.

Under our articles of incorporation, we are authorized to issue up to 75,000,000 shares of capital stock, consisting of 70,000,000 shares of common stock, $l.00 par value per share, and 5,000,000 shares of preferred stock, $25 par value per share. At March 31, 2014, 32,776,595 shares of common stock and no shares of preferred stock were issued and outstanding.

Because we are a holding company and conduct all of our operations through our subsidiaries, our cash flow and ability to pay dividends will be dependent on the earnings and cash flows of our subsidiaries and the distribution or other payment of those earnings to us in the form of dividends, or in the form of loans to or repayments of loans from us. Some of our subsidiaries may have restrictions on their ability to pay dividends including covenants under their borrowing arrangements and mortgage indentures, and possibly also restrictions imposed by their regulators. Currently, the Mortgage and Deed of Trust of Laclede Gas Company, under which it issues its first mortgage bonds, contains a covenant that restricts its ability to pay dividends to us as its sole common stock shareholder. Under that covenant, as of March 31, 2014, $906 million was available to pay dividends. Further, the right of common shareholders to receive dividends may be subject to our prior payment of dividends on any outstanding shares of preferred stock.

Description of Preferred Stock

Our articles of incorporation authorize our board of directors to approve the issuance of preferred stock in one or more series, without shareholder action. Our board can determine the rights, preferences and limitations of each series. Before issuing a series of preferred stock, our board will adopt resolutions creating and designating the series as a series of preferred stock. Our board of directors has the authority to determine or fix the following terms with respect to shares of any series of preferred stock:

•	the dividend rate, the dates of payment, and the date from which dividends will accumulate, if dividends are to be cumulative;

•	whether and upon what terms the shares will be redeemable;

•	whether and upon what terms the shares will have a sinking fund;

•	whether and upon what terms the shares will be convertible or exchangeable;

•	whether the shares will have voting rights and the terms thereof;

•	any amounts payable to the holders upon liquidation or dissolution, if any; and

•	any other preferences, qualifications, limitations, restrictions and special or relative rights.

These terms will be described in the prospectus supplement for any series of preferred stock that we offer. In addition, you should read the prospectus supplement relating to the particular series of the preferred stock offered thereby for specific terms, including:

•	the title of the series of preferred stock and the number of shares offered;

•	the initial public offering price at which we will issue the preferred stock; and

•	any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges and limitations and restrictions.

When we issue the preferred stock, the shares will be fully paid and non-assessable. This means that the full purchase price for the outstanding preferred stock will have been paid and the holder of the preferred stock will not be assessed any additional monies for the preferred stock. Unless the applicable prospectus supplement specifies otherwise:

•	each series of preferred stock will rank senior to our common stock and equally in all respects with the outstanding shares of each other series of preferred stock; and

•

holders of the preferred stock will have no preemptive rights to subscribe for any additional securities that we may issue in the future. This means that the holder of preferred stock will have no right, as holder of preferred stock, to buy any portion of preferred or common stock that we may issue in the future.

Description of Common Stock

Listing. Our outstanding shares of common stock are listed on the New York Stock Exchange under the symbol “LG.” Any additional common stock we issue will also be listed on the New York Stock Exchange.

Liquidation Rights. In the event of any dissolution, liquidation or winding up of our affairs voluntarily or involuntarily, the holders of our common stock will be entitled to receive the remainder, if any, of our assets after the payment of all our debts and liabilities and after the payment in full of any preferential amounts to which holders of any preferred stock may be entitled.

Voting Rights. Except as otherwise provided by law and subject to the voting rights of holders of our preferred stock that may be issued in the future, all voting power rests exclusively in the holders of shares of our common stock. Each holder of our common stock is entitled to one vote per share on all matters submitted to a vote at a meeting of shareholders, including the election of directors. The common stock votes together as a single class. The holders of our common stock are not entitled to cumulate votes for the election of directors. At annual and special meetings of shareholders, the holders of a majority of the outstanding shares of common stock, present in person or by proxy, constitute a quorum.

Miscellaneous. The holders of our common stock have no preemptive or preferential rights to subscribe for or purchase any part of any new or additional issue of stock or securities convertible into stock. The outstanding shares of our common stock and the shares of common stock offered hereby will be, upon payment for them, fully paid and non-assessable. Our common stock does not contain any redemption provisions or conversion rights.

Transfer Agent and Registrar. Computershare Trust Company, N. A. acts as transfer agent and registrar for our common stock. Its address is P. O. Box 43078, Providence, RI 02940-3078. You can reach it at 1-800-884-4225.

Certain Anti-takeover Matters

It is not the intent of our board of directors to discourage legitimate offers to enhance shareholder value. Provisions of our articles of incorporation or bylaws, however, may have the effect of discouraging unilateral tender offers or other attempts to acquire our business. These provisions include the classification of our directors with three-year staggered terms, the requirement that director nominations by shareholders be made not less than 90 nor more than 120 days prior to the date of the shareholder meeting, and the ability of the board, without further action of the holders of common stock, to issue one or more series of preferred stock from time to time, which may have terms more favorable than the common stock, including, among other things, preferential dividend, liquidation, voting and redemption rights.

These provisions might discourage a potentially interested purchaser from attempting a unilateral takeover bid for us on terms that some shareholders might favor. If these provisions discourage potential takeover bids, they might limit the opportunity for our shareholders to sell their shares at a premium.

In addition, our articles of incorporation do not provide for cumulative voting in the election of directors. Cumulative voting permits shareholders to multiply their number of votes by the total number of directors being elected and to cast their total number of votes for one or more candidates in each shareholder’s discretion.

Our bylaws also include provisions setting forth specific conditions and restrictions under which business may be transacted at meetings of shareholders. For example, no business may be transacted at a meeting unless it is:

•	specified in the notice of meeting;

•	otherwise brought before the meeting by or at the direction of the board of directors or a committee thereof; or

•

brought before the meeting by a shareholder of record who provided notice and other specified information in writing to the corporate secretary not less than 90 nor more than 120 days prior to the meeting.

These provisions may restrict the content of the issues to be discussed at a shareholders meeting.

In addition, the issuance of authorized but unissued shares of our common or preferred stock may have an anti-takeover effect. These shares might be issued by our board of directors without shareholder approval in transactions that might prevent or render more difficult or costly the completion of a takeover transaction by, for example, diluting voting or other rights of the proposed acquiror. In this regard, our articles of incorporation grant the board of directors broad powers to establish the rights and preferences of the authorized but unissued preferred stock, one or more series of which could be issued entitling holders to vote separately as a class on any proposed merger or consolidation, to convert the stock into shares of our common stock or possibly other securities, to demand redemption at a specified price under prescribed circumstances related to a change in control or to exercise other rights designed to impede a takeover.

Missouri Shareholder Protection Statutes

We are subject to Missouri corporate statutes that restrict the voting rights of a person who acquires 20% or more of our outstanding common stock as well as that person’s ability to enter into a business combination with us.

The control share acquisition statute provides that shares acquired that would cause the acquiring person’s aggregate voting power to meet or exceed any of three thresholds (20%, 33-1/3% or a majority) have no voting rights unless such voting rights are granted by a majority vote of the holders of the shares not owned by the acquiring person or any of our officers or directors or employee-directors. The statute sets out a procedure under which the acquiring person may call a special shareholders meeting for the purpose of considering whether voting rights should be conferred. Acquisitions as part of a merger or exchange offer arising out of an agreement to which we are a party are exempt from the statute.

The business combination statute restricts transactions between us and a beneficial owner of 20% or more of our voting stock. A business combination is defined in the statute as any of the following transactions with or proposed by an interested shareholder: merger, consolidation, disposition of assets, significant securities issuance, liquidation, dissolution, reclassification of securities, loan, advance, guarantee, pledge or tax credit. Generally the statute prohibits for five years from the date one becomes an interested shareholder a business combination between us and the interested shareholder unless the business combination or the interested shareholder’s stock acquisition was approved by our board of directors on or before that date. An interested shareholder may enter into a business combination with us after the five-year period if it is approved by holders of a majority of the outstanding shares not owned by the interested shareholder or if it meets certain consideration requirements.

Application of the control share acquisition and business combination statutes are automatic unless we take steps to “opt out” of their application. We have not “opted out” of the statutes.

DESCRIPTION OF STOCK PURCHASE CONTRACTS

AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating you to purchase from us, and us to sell to you, a specified number of shares of our preferred or common stock at a future date or dates. The price per share of stock and the number of shares of stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula described in the stock purchase contracts. We may issue stock purchase contracts separately or as part of units, often known as stock purchase units, consisting of a stock purchase contract and beneficial interests in:

•	senior debt securities or junior subordinated debt securities; or

•	debt obligations of third parties, including U.S. Treasury securities,

securing your obligations to purchase the stock under the stock purchase contract. The stock purchase contracts may require us to make periodic payments to you or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contracts may require you to secure your obligations in a specified manner. The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. The description in the applicable prospectus supplement will not necessarily be complete and is subject to, and qualified in its entirety by, all of the provisions of the relevant purchase contract and pledge agreement, a form of which is an exhibit to the registration statement of which this prospectus forms a part.

BOOK-ENTRY SECURITIES

Unless otherwise specified in the applicable prospectus supplement, we will issue securities, other than our preferred or common stock, to investors in the form of one or more book-entry certificates registered in the name of a depositary or a nominee of a depositary. Unless otherwise specified in the applicable prospectus supplement, the depositary will be DTC. We have been informed by DTC that its nominee will be Cede & Co. Accordingly, Cede & Co. is expected to be the initial registered holder of all securities that are issued in book-entry form.

No person that acquires a beneficial interest in securities issued in book-entry form will be entitled to receive a certificate representing those securities, except as set forth in this prospectus or in the applicable prospectus supplement. Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by holders or beneficial owners of securities issued in book-entry form will refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to holders or beneficial owners will refer to payments and notices to DTC or Cede & Co, as the registered holder of such securities.

DTC has informed us that it is:

•	a limited-purpose trust company organized under New York banking laws;

•	a “banking organization” within the meaning of the New York banking laws;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the Securities Exchange Act.

DTC has also informed us that it was created to:

•	hold securities for “participants”; and

•

facilitate the computerized settlement of securities transactions among participants through computerized electronic book-entry changes in participants’ accounts, thereby eliminating the need for the physical movement of securities certificates.

Participants have accounts with DTC and include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to indirect participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Persons that are not participants or indirect participants but desire to buy, sell or otherwise transfer ownership of or interests in securities may do so only through participants and indirect participants. Under the book-entry system, beneficial owners may experience some delay in receiving payments as payments will be forwarded by our agent to Cede &Co. as nominee for DTC. These payments will be forwarded to DTC’s participants, which thereafter will forward them to indirect participants or beneficial owners. Beneficial owners will not be recognized by the applicable registrar, transfer agent, trustee or depositary as registered holders of the securities entitled to the benefits of the certificate, the applicable indenture or any other instrument governing the securities, as the case may be. Beneficial owners that are not participants will be permitted to exercise their rights as an owner only indirectly through participants and, if applicable, indirect participants.

Under the current rules and regulations affecting DTC, DTC will be required to make book-entry transfers of securities among participants and to receive and transmit payments to participants. Participants and indirect participants with whom beneficial owners of securities have accounts are also required by these rules to make book-entry transfers and receive and transmit such payments on behalf of their respective account holders.

Because DTC can act only on behalf of participants who, in turn, act only on behalf of other participants or indirect participants, and on behalf of certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of securities issued in book-entry form to pledge those securities to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the securities.

DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under the applicable indenture or any other instrument governing the securities, as the case may be, only at the direction of one or more participants to whose accounts with DTC the securities are credited.

According to DTC, it has provided information with respect to DTC to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Unless otherwise specified in the applicable prospectus supplement, a book-entry security will be exchangeable for definitive securities registered in the names of persons other than DTC or its nominee only if:

•

DTC notifies us that it is unwilling or unable to continue as depositary for the book-entry security or DTC ceases to be a clearing agency registered under the Securities Exchange Act at a time when DTC is required to be so registered;

•	an event of default has occurred and is continuing under the applicable indenture; or

•

we execute and deliver to the applicable registrar, transfer agent, trustee and/or depositary an order complying with the requirements of the applicable indenture or any other instrument governing the securities that the book-entry security will be so exchangeable.

Any book-entry security that is exchangeable in accordance with the preceding sentence will be exchangeable for securities registered in such names as DTC directs.

If one of the events described in the immediately preceding paragraph occurs, DTC is generally required to notify all participants of the availability through DTC of definitive securities. Upon surrender by DTC of the book-entry security representing the securities and delivery of instructions for re-registration, the registrar, transfer agent, trustee or depositary, as the case may be, will reissue the securities as definitive securities. After reissuance of the securities, those persons will recognize the beneficial owners of such definitive securities as registered holders of securities.

Except as described above:

•	a book-entry security may not be transferred except as a whole book-entry security by or among DTC, a nominee of DTC and/or a successor depositary appointed by us; and

•

DTC may not sell, assign or otherwise transfer any beneficial interest in a book-entry security unless the beneficial interest is in an amount equal to an authorized denomination for the securities evidenced by the book-entry security.

None of us, any trustee, any registrar and transfer agent or any depositary, or any agent of any of them, will have any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a book-entry security.

PLAN OF DISTRIBUTION

We may sell the offered securities through the solicitation of proposals of underwriters or dealers to purchase the offered securities, through underwriters or dealers on a negotiated basis, through agents or directly to a limited number of purchasers or to a single purchaser.

The prospectus supplement with respect to each offering of securities will set forth the terms of such offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the offered securities and the proceeds to us from their sale;

•	any underwriting discounts and commissions and other items constituting underwriters’ compensation;

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the offered securities may be listed.

Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Underwriters

If underwriters are used in the sale, they will acquire the offered securities for their own account and may resell them on one or more occasions in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The offered securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of securities will be named in the prospectus supplement relating to such offering and, if an underwriting syndicate is used, the names of the managing underwriter or underwriters will be set forth on the cover of that prospectus supplement. Unless otherwise set forth in the prospectus supplement relating thereto, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the offered securities if any are purchased.

Dealers

If dealers are utilized in the sale of offered securities, we will sell such offered securities to the dealers as principals. The dealers may then resell such offered securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the applicable prospectus supplement.

Agents

The offered securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the offered securities will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best-efforts basis for the period of its appointment.

Direct Sales

The offered securities may be sold directly by us to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the applicable prospectus supplement.

Indemnification

Agents, dealers and underwriters and the persons who control them may be entitled under agreements with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which these agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of business.

Remarketing

The offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment under their terms, or otherwise, by one or more firms (“remarketing firms”), acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, with its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as such term is defined in the Securities Act, in connection with the offered securities they remarket. Remarketing firms may be entitled, under agreements that may be entered into with us, to indemnification or contribution by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions or perform services for us and our subsidiaries in the ordinary course of business.

No Assurance of Liquidity

The offered securities may or may not be listed on a national securities exchange. You should read the prospectus supplement for a discussion of this matter. We cannot assure you there will be a market for any of the offered securities.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for us by Mark C. Darrell, who serves as our Senior Vice President, General Counsel and Chief Compliance Officer, or Akin Gump Strauss Hauer & Feld, LLP, New York, New York and for any underwriters by Pillsbury Winthrop Shaw Pittman LLP, New York, New York. Mr. Darrell is a salaried employee and earns stock-based compensation on our common stock. Pursuant to various stock and employee benefit plans, Mr. Darrell is eligible to purchase and receive shares of our common stock and to receive options to purchase shares of our common stock.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K, and the effectiveness of The Laclede Group, Inc. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The audited historical financial statements of Alabama Gas Corporation included in Exhibit 99.1 of The Laclede Group, Inc.’s Current Report on Form 8-K dated June 3, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Missouri Gas Energy as of December 31, 2012 and 2011, and for the period from March 26, 2012 to December 31, 2012, the period from January 1, 2012 to March 25, 2012, and the years ended December 31, 2011 and 2010, incorporated by reference in this prospectus have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.